EXECUTION VERSION
CONFIDENTIAL

EQUITY PURCHASE AGREEMENT

BY AND BETWEEN

ASSURED PHARMACY, INC.

AND

PRECISE ANALYTICAL, LLC

DATED AS OF MARCH 5, 2015

TABLE OF CONTENTS

		Page
ARTICLE I Definitions		1
1.1	Definitions	1
ARTICLE II Sale and Purchase		13
2.1	Purchase and Sale of the Shares	13
2.2	Purchase Price	13
2.3	Purchase Price Adjustment.	14
2.4	Withholding	16
2.5	Expenses	16
2.6	Escrow	16
2.7	Use of Proceeds	16
ARTICLE III Closing and Deliveries		17
3.1	Closing	17
3.2	Deliveries by the Company	17
3.3	Deliveries by Investor	18
ARTICLE IV Representations and Warranties of the Company		19
4.1	Existence and Good Standing	19
4.2	Validity and Enforceability	19
4.3	Capitalization of the Company and its Subsidiaries	20
4.4	No Conflict; Required Filings and Consents	21
4.5	Financial Statements	21
4.6	Conduct of Business	22
4.7	Taxes	22
4.8	Real Property	24
4.9	Personal Property	25
4.10	Intellectual Property	25
4.11	Material Contracts	27
4.12	Insurance	30
4.13	Litigation and Orders	30
4.14	Compliance with Laws	30
4.15	Permits	30
4.16	Labor Matters	31
4.17	Employee Benefit Plans	31

TABLE OF CONTENTS
(continued)

Page

4.18 Environmental ... 33
4.19 Accounts Receivable ... 34
4.20 Customers and Suppliers ... 35
4.21 Brokers ... 36
4.22 Healthcare ... 36
4.23 Affiliate Transactions ... 39
4.24 Arm's Length ... 40
4.25 No Inconsistent Transaction ... 40
4.26 No Unlawful Payments ... 40
4.27 No Other Representations and Warranties ... 40
ARTICLE V Representations and Warranties of Investor ... 41
5.1 Existence and Good Standing ... 41
5.2 Validity and Enforceability ... 41
5.3 No Conflict; Required Filings and Consents ... 41
5.4 Brokers ... 42
ARTICLE VI Covenants and Agreements ... 42
6.1 Certain Bankruptcy Matters ... 42
6.2 Automatic Stay ... 43
6.3 Approval of Transaction Termination Fee ... 43
6.4 Interim Operations of the Company ... 43
6.5 Financing ... 46
6.6 Reasonable Access; Confidentiality ... 47
6.7 Publicity ... 47
6.8 Notice of Events ... 47
6.9 All Commercially Reasonable Efforts; Cooperation ... 48
6.10 Financial Information ... 48
6.11 401(k) Plan Matters ... 48
6.12 Securities ... 49
ARTICLE VII Conditions to Closing ... 49
7.1 Conditions to Obligations of the Parties ... 49

TABLE OF CONTENTS
(continued)

Page

7.2 Conditions to Obligations of the Company 49
7.3 Conditions to Obligations of Investor 50
7.4 Frustration of Closing Conditions 52
ARTICLE VIII Termination of Agreement 52
8.1 Termination by Investor 52
8.2 Termination by the Company 53
8.3 Termination by Mutual Agreement 53
8.4 Effect of Termination 53
8.5 Transaction Termination Fee 54
ARTICLE IX Tax Matters 54
9.1 Transfer Taxes 54
9.2 Cooperation on Tax Matters 54
ARTICLE X Miscellaneous and General 55
10.1 Successors and Assigns 55
10.2 Third Party Beneficiaries 55
10.3 Further Assurances 55
10.4 Notices 55
10.5 Entire Agreement 56
10.6 Captions; Interpretation 57
10.7 Amendment 57
10.8 Waiver 57
10.9 Governing Law; Submission to Jurisdiction 57
10.10 Waiver of Jury Trial 58
10.11 Severability 58
10.12 Counterparts 58
10.13 Specific Performance 59
10.14 Disclosure 59

EXHIBITS

TABLE OF CONTENTS
(continued)

Page

Exhibit A	-	Plan
Exhibit B	-	Form of Escrow Agreement
Exhibit C	-	Form of Employment Agreement
Exhibit D	-	Form of Executive Unit Grant Agreement

SCHEDULES

Schedule 1.1(b)	-	Permitted Liens
Schedule 3.2(d)	-	Resignations
Schedule 3.2(g)	-	Consents
Schedule 4.3(a)	-	Capitalization of the Company
Schedule 4.3(b)	-	Capitalization of Subsidiaries
Schedule 4.4(a)	-	Breaches and Defaults
Schedule 4.4(b)	-	Government Authority and Contractual Consents
Schedule 4.5(c)	-	Liabilities
Schedule 4.6	-	Conduct of Business
Schedule 4.7	-	Taxes
Schedule 4.7(m)	-	Federal Income Tax Classification
Schedule 4.7(n)	-	Tax Returns
Schedule 4.8	-	Real Property
Schedule 4.10(a)(i)	-	Purchased Intellectual Property
Schedule 4.10(a)(ii)	-	Intellectual Property of Company and Subsidiaries
Schedule 4.10(a)(iii)	-	Intellectual Property Claims or Proceedings
Schedule 4.10(a)	-	Computer Systems
Schedule 4.11(a)	-	Material Contracts
Schedule 4.11(b)	-	Enforceability of Material Contracts
Schedule 4.12	-	Insurance
Schedule 4.13	-	Litigation and Orders
Schedule 4.14	-	Compliance with Law
Schedule 4.15	-	Permits
Schedule 4.16	-	Labor Matters
Schedule 4.17(a)	-	Employee Benefit Plans
Schedule 4.17(j)	-	Payments Under Employee Benefit Plans
Schedule 4.18	-	Environmental Matters
Schedule 4.20(a)	-	Material Customers
Schedule 4.20(b)	-	Material Suppliers
Schedule 4.20(c)		Material Third-Party Payors
Schedule 4.21	-	Brokers
Schedule 4.22(b)		Provider Numbers
Schedule 4.22(f)		Accreditations
Schedule 4.22(h)		Referral Sources and Referral Recipients
Schedule 4.23	-	Affiliate Transactions
Schedule 5.3(b)	-	Required Filings and Consents

TABLE OF CONTENTS
(continued)

Page

Schedule 6.4	-	Interim Operations of the Company
Schedule 7.3(k)	-	Board Composition

EQUITY PURCHASE AGREEMENT

This EQUITY PURCHASE AGREEMENT (this "Agreement"), is dated as of March 5, 2015, by and among Assured Pharmacy, Inc., a Nevada corporation (the "Company"), and Precise Analytical, LLC, a Delaware limited liability company ("Investor"). Capitalized terms used, but not otherwise defined in this Agreement, shall have the respective meanings ascribed to such terms in Section 1.1.

RECITALS

WHEREAS, the Company intends to implement a financial restructuring (the "Restructuring") of its existing debt, equity and other obligations, which Restructuring will be consummated by commencing cases (the "Chapter 11 Cases") under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101, *et seq*. (as amended, the "Bankruptcy Code") in the United States Bankruptcy Court for the Eastern District of Texas, Sherman Division (the "Bankruptcy Court") to pursue confirmation of a chapter 11 plan of reorganization in substantially the same form, and on terms and conditions that are consistent with, Exhibit A and otherwise satisfactory to Investor in its sole discretion (the "Plan");

WHEREAS, simultaneously with the execution of this Agreement, the Company and each of the Supporting Parties shall enter into the Restructuring Support Agreements pursuant to which the Company and each of the Supporting Parties shall agree to support the Plan; and

WHEREAS, subject to the entry of the Confirmation Order and in accordance with the terms and conditions set forth in this Agreement, upon the effective date of the Plan (the "Effective Date"), Investor shall buy from the Company, and the Company shall issue and sell to Investor, 100% of the shares of the Company's common stock, par value $0.001 per share (collectively, the "Shares") to be newly issued pursuant to the terms of the Plan (the "Issuance").

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and subject to the terms and conditions set forth herein, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1 Definitions. For purposes of this Agreement:

"Accounting Principles" means GAAP applied in a manner consistent with the Audited Financial Statements (with it being understood that, with respect to any calculation herein that is to be made in accordance with GAAP, if any item in the Audited Financial Statements was not applied in accordance with GAAP, the "Accounting Principles" shall require that such calculation herein be made in accordance with GAAP).

"Affiliate" means with respect to any Person, any Person that directly or indirectly controls, is controlled by or is under common control with such Person. For purpose of this definition, "control" means, when used with reference to any Person, the power to direct the management or policies of such Person, directly or indirectly, by or through stock or other equity

ownership, agency or otherwise, or pursuant to or in connection with an agreement, arrangement or other understanding (written or oral); and the terms "controlling" and "controlled" shall have meanings correlative to the foregoing.

"Affiliate Agreement" has the meaning set forth in Section 4.23.

"Agreement" has the meaning set forth in the preamble.

"Ancillary Agreement" means the Restructuring Support Agreements and any other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Investor, the Supporting Parties or the Company in connection with the consummation of the transactions contemplated by this Agreement, in each case only as applicable to the relevant party or parties to such Ancillary Agreement, as indicated by the context in which such term is used.

"Audited Financial Statements" has the meaning set forth in Section 4.5(a).

"Avoidance Actions" means any and all avoidance, recovery, or subordination actions or remedies that may be brought by or on behalf of the Company or its chapter 11 estate, including causes of action or defenses arising under chapter 5 of the Bankruptcy Code or applicable non-Bankruptcy law.

"Balance Sheet Date" has the meaning set forth in Section 4.5(a).

"Bankruptcy Code" has the meaning given to such term in the recitals to this Agreement.

"Bankruptcy Court" has the meaning given to such term in the recitals to this Agreement.

"Bankruptcy Rules" means the Federal Rules of Bankruptcy Procedure, as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, as amended from time to time, applicable to the Chapter 11 Cases or the Contemplated Transactions, and any Local Rules of the Bankruptcy Court.

"Basis" means any past or present activity, event, fact, circumstance, condition or transaction that causes, results in or forms the basis for, or could reasonably be anticipated to cause, result in or form the basis for, any specified consequence.

"Breach" is defined in Section 4.22(i).

"Business Day" means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the City of New York in the State of New York.

"Cash" means, as of any time, all cash and all cash equivalent assets of the Company and its Subsidiaries as of such time (reduced by any certificates of deposit, bankers' acceptances or other restricted cash and any outstanding checks and transfers, but including any checks received and deposited by the Company or its Subsidiaries in the ordinary course of business prior to the Closing Date), determined on a consolidated basis in accordance with the Accounting Principles.

"Chapter 11 Cases" has the meaning given to such term in the recitals to this Agreement.

"CHIP" means the children's health insurance program established under Title XXI of the Social Security Act of 1965, 42 U.S.C. § 1396, et seq.

"Claim" shall have the meaning set forth in section 101(5) of the Bankruptcy Code.

"Closing" has the meaning set forth in Section 3.1.

"Closing Date" has the meaning set forth in Section 3.1.

"Closing Statement" has the meaning set forth in Section 2.3(a).

"Closing Working Capital" means Net Working Capital as of the Closing Date, calculated on a consolidated basis in accordance with the Accounting Principles.

"COBRA" has the meaning set forth in Section 4.17(f).

"Code" means the United States Internal Revenue Code of 1986.

"Company" has the meaning set forth in the preamble.

"Company Debt" means, as of any time, all Indebtedness of the Company and its Subsidiaries as at such time determined on a consolidated basis in accordance with the Accounting Principles.

"Company Disclosure Schedules" has the meaning set forth in ARTICLE IV.

"Company Transaction Expenses" means (a) all fees, costs and expenses incurred by or on behalf of the Company and/or any of its Subsidiaries and their Representatives in connection with, arising from or relating to the preparation, execution, performance and/or consummation of this Agreement, the Ancillary Agreements, the Plan and the Restructuring Transactions (including the Closing) (including (i) any change of control, success, retention or similar bonus payable to any employee or other service provider to the Company or any of its Subsidiaries, and any other payment arising, as a result of or relating to the Contemplated Transactions, and/or (ii) any expense reimbursement or other amounts payable to any Person in connection with the process leading up to the execution of this Agreement and the Ancillary Agreements, in each case, which are unpaid as of the Closing) and (b) any payment made by or on behalf of the Company or any of its Subsidiaries in connection with the Restructuring Transactions and any deduction that is currently deductible by the Company or any of its Subsidiaries as a result of any payment made in connection with the Restructuring Transactions.

"Company's Knowledge" or words of similar import, when used in connection with any representation, warranty, covenant or agreement contained in this Agreement, means the knowledge of Robert DelVecchio, Brett Cormier, Mike Schneidereit and Michael Mapes, in each case, after due inquiry by such person with the applicable management personnel of the Company and its Subsidiaries, as applicable, who are responsible for the business or operational function relating to the applicable representation, warranty, covenant or agreement.

"Computer Systems" has the meaning set forth in Section 4.10(a).

"Confirmation Date" has the meaning set forth in Section 6.1(d).

"Confirmation Order" means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code, which shall be in form and substance reasonably acceptable to Investor.

"Consent" means any consent, approval, authorization, qualification, waiver or registration required to be obtained from, filed with or delivered to any Person in connection with the consummation of the Contemplated Transactions.

"Contemplated Transactions" means, collectively, the Restructuring Transactions and the Issuance.

"Contracts" means all oral or written contracts, leases, licenses, indentures, notes, bonds, loans, instruments, undertakings, commitments and other agreements or arrangements (including any exhibits, supplements, amendments and other modifications thereto).

"Controlled Group" means any trade or business (whether or not incorporated) or other Person at any relevant time (a) under common control within the meaning of Section 4001(b)(1) of ERISA with the Company or any of its Subsidiaries or (b) that together with the Company or any of its Subsidiaries is or was treated as a single employer under Section 414 of the Code.

"Creditors' Representative" means the person or entity designated by the Company pursuant to the terms of the Plan.

"Cure Costs" means those amounts which must be paid pursuant to Section 365 of the Bankruptcy Code in connection with the assumption of any Contracts pursuant to the Plan.

"Customer" means a patient, hospital, health system or other health care provider, employer, Government Authority (other than Third-Party Payors) and other Person to which the Company and its Affiliates provide products or services.

"Debt Financing" has the meaning set forth in Section 6.5(a).

"DIP Facility" means that certain Senior Secured Super-Priority Debtor-in-Possession Promissory Note, as approved by the Bankruptcy Court pursuant to the DIP Order.

"DIP Motion" means a motion seeking entry of the DIP Order, which motion shall be in form and substance acceptable to Investor.

"DIP Order" has the meaning set forth in Section 6.5(a).

"Disclosure Statement" means the disclosure statement or offering memorandum that relates to the Restructuring, as such disclosure statement may be amended, modified or supplemented (including all exhibits, term sheets and schedules annexed thereto or referred to therein).

"Disputed Item" has the meaning set forth in Section 2.3(b).

"Dispute Notice" has the meaning set forth in Section 2.3(b).

"Effective Date" has the meaning set forth in the recitals to this Agreement.

"Employee Plan" or "Employee Plans" has the meaning set forth in Section 4.17(a).

"End Date" has the meaning set forth in Section 8.1(d).

"Environment" means soil, surface waters, groundwater, land, stream, sediments, surface or subsurface strata, ambient air, indoor air or indoor air quality, including any material or substance used in the physical structure, of any building or improvement.

"Environmental Law" means any Law or provision of any Contract to which the Company or any of its Subsidiaries is a party and that relates to worker health and safety, public health and safety, or the pollution or protection of the Environment.

"ERISA" means the Employee Retirement Income Security Act of 1974.

"Escrow Account" has the meaning set forth in Section 2.6(a).

"Escrow Agent" has the meaning set forth in Section 2.6(a).

"Escrow Agreement" means the escrow agreement substantially in the form attached hereto as Exhibit B.

"Escrow Amount" has the meaning set forth in Section 2.6(a).

"Estimated Closing Statement" has the meaning set forth in Section 2.2(a).

"Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

"Federal Health Care Program" means any "federal health care program" as defined in 42 U.S.C. § 1320a-7b(f), including Medicare, state Medicaid programs, state CHIP programs, TRICARE and similar or successor programs with or for the benefit of any Government Authority.

"Final Order" means an order, ruling or judgment of the Bankruptcy Court (or other court of competent jurisdiction) entered by the Clerk of the Bankruptcy Court on the docket in the Chapter 11 Cases (or by the clerk of such other court of competent jurisdiction on the docket of such court) that: (a) is in full force and effect; (b) is not stayed; and (c) is no longer subject to review, reversal, modification or amendment, by appeal or writ of certiorari; provided, however, that the possibility that a motion under Rule 50 or 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Federal Rules of Civil Procedure or Bankruptcy Rules, may be filed relating to such order, ruling or judgment shall not cause such order, ruling or judgment not to be a Final Order.

"Final Purchase Price" has the meaning set forth in Section 2.3(a).

"Financial Statements" has the meaning set forth in Section 4.5(a).

"GAAP" means United States generally accepted accounting principles (as in effect from time to time) applied on a consistent basis.

"General Enforceability Exceptions" has the meaning set forth in Section 4.2.

"Governmental Authority" means any government or political subdivision, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision, or any federal, state, local or foreign court or arbitrator.

"Hazardous Material" means any pollutant, hazardous material or toxic substance, including asbestos and asbestos-containing materials, hazardous waste, hazardous material, hazardous substance, contaminant, petroleum, or petroleum-containing materials, radiation and radioactive materials and polychlorinated biphenyls, or any other material, substance or waste, which is defined or listed in, or which could give rise to liability or standards of conduct under, any Environmental Law.

"Health Care Laws" means all Laws and Orders relating to health care providers and facilities, participation in Federal Health Care Programs, the practice of medicine, institutional and professional licensure, pharmacology and dispensing medicines or controlled substances, medical documentation and physician orders, medical record retention, laboratory services, unprofessional conduct, fee-splitting, referrals, billing and submission of false or fraudulent claims, claims processing, quality, safety, medical necessity, medical privacy and security, patient confidentiality and informed consent, the hiring of employees or acquisition of services or supplies from Persons excluded from participation in Federal Health Care Programs, standards of care, quality assurance, risk management, utilization review, peer review, mandated reporting of incidents, occurrences, diseases and events, advertising or marketing of health care services, and the enforceability of restrictive covenants on health care providers, including Medicare, Medicaid, CHIP, the TRICARE laws (10 U.S.C. § 1071, et seq.), the False Claims Act (31 U.S.C. § 3729, et seq.), the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), federal and state anti-kickback statutes (including 42 U.S.C. § 1320a 7b), federal and state referral laws (including 42 U.S.C. §1395nn), criminal false claims statutes (e.g. 18 U.S.C. §§ 287 and 1001), the Program Fraud Civil Remedies Act of 1986 (31 U.S.C. §3801, et seq.), the Beneficiary Inducement Statute (42 U.S.C. §1320a-7a(a)(5)), the Emergency Medical Treatment and Active Labor Act (42 U.S.C. § 1395dd), the Clinical Laboratory Improvement Act (42 U.S.C. § 263a, et seq.), the Confidentiality of Alcohol and Drug Abuse Patient Records Act (42 U.S.C. § 290ee-3, et seq.), the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (P.L. 108-173, 117 Stat. 2066), the Food, Drug and Cosmetic Act of 1938 (21 U.S.C. § 301, et seq.) and the United Stated Pharmacopeia compounding standards promulgated thereunder (including USP General Chapter 797, Pharmaceutical Compounding – Sterile Preparations), the Prescription Drug Marketing Act of 1987 (P.L. 100-293, 102 Stat. 95), the Deficit Reduction Act of 2005 (P.L. 109-171, 120 Stat. 4), the Controlled Substances Act (21 U.S.C. 801, et seq.), the Orphan Drug Act of 1983 (21 C.F.R. 316), the Drug Quality and Security Act of 2013 (Pub. L. No. 113-54), the Sunshine Provisions (Section 6002) of the Patient Protection and Affordable

Care Act of 2010 (Pub. L. 111-148 (2010), state and local laws regarding the sale, distribution or compounding of prescription pharmaceuticals, and HIPAA and the rules and regulations promulgated under the foregoing statutes.

"HIPAA" means the Health Insurance Portability and Accountability Act of 1996, P.L. 104-191 (including the Standards for Privacy of Individually Identifiable Health Information, the Security Standards for the Protection of Electronic Protected Health Information and the Standards for Electronic Transactions and Code Sets promulgated thereunder) and applicable state Laws regarding patient privacy and the security, use or disclosure of health care records.

"HIPAA Policies and Procedures" is defined in Section 4.22(i).

"Inconsistent Transaction" means the sale, transfer, or other disposition, directly or indirectly, including through an asset sale, share sale, merger, amalgamation, or other similar transaction, including through a plan of reorganization, liquidation, or arrangement of any material portion of the Company's assets in a transaction or series of transactions with one or more Persons other than Investor.

"Indebtedness" means, with respect to any Person as at any time of determination, without duplication, (a) all indebtedness for borrowed money (including all amounts required to be paid to retire, satisfy or otherwise fully discharge the obligations of the Company or its Subsidiaries under the Plan), (b) all liabilities evidenced by bonds, debentures, notes, or other similar instruments or debt securities, (c) all liabilities under or in connection with letters of credit or bankers' acceptances or similar items, (d) all liabilities for deferred purchase price of property or services (other than those trade payables incurred in the ordinary course of business) and all deferred purchase price liabilities related to past acquisitions, whether contingent or otherwise (including any "earn-out" or similar payments or obligations at the maximum amount payable in respect thereof), (e) all Liabilities arising from cash/book overdrafts, (f) all deferred rent obligations, (g) all liabilities under capitalized leases or leases that in accordance with GAAP are or will be required to be capitalized, (h) all liabilities under conditional sale or other title retention agreements, (i) all liabilities arising out of interest rate, currency or other hedge agreements or other hedging arrangements, (j) all Company Transaction Expenses, (k) all indebtedness of others guaranteed by the Company or its Subsidiaries or secured by any Lien on the assets of the Company or its Subsidiaries, (l) any amounts deposited by a Customer with the Company or its Subsidiaries or pre-paid by a Customer or Third-Party Payor to the Company or its Subsidiaries in respect of goods or services to be provided by the Company, (m) all accrued and unpaid Taxes of the Company and its Subsidiaries for all periods prior to the Closing Date, (n) all accrued and unpaid obligations of the Company and its Subsidiaries for any bonuses or other incentive compensation not otherwise included in Company Transaction Expenses, and (o) all liabilities classified as non-current liabilities in accordance with GAAP, including for each of the foregoing clauses (a) through (o), any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, make-whole payments, commitment, breakage and other fees, sale or liquidity participation amounts, reimbursements, indemnities and all other amounts payable in connection therewith.

"Initial Purchase Price" has the meaning set forth Section 2.2(a).

"Investor" has the meaning set forth in the preamble.

"Intellectual Property" means any and all of the following as they exist in any jurisdiction throughout the world: (i) patents and patent applications; (ii) trademarks, service marks, trade names, brand names, trade dress, slogans, logos and Internet domain names and uniform resource locators and the goodwill associated with any of the foregoing; (iii) inventions (whether patentable or not), industrial designs, discoveries, improvements, ideas, designs, models, formulae, patterns, compilations, data collections, drawings, blueprints, mask works, devices, methods, techniques, processes, know-how, proprietary information, Customer, Third-Party payor and supplier lists, rights in Software, technical and other information and trade secrets, any tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in, displayed by or relate to, or are used or relied on by the Company or its Subsidiaries with respect to the business of the Company or its Subsidiaries; (iv) registered and unregistered copyrights, copyrightable works, and rights in databases and data collections; moral and economic rights of authors and inventors; (v) other intellectual or industrial property rights and foreign equivalent or counterpart rights and forms of protection of a similar or analogous nature to any of the foregoing or having similar effect in any jurisdiction throughout the world; and (vi) any issuances, registrations and applications for registration of, any of the foregoing, including any renewals, extensions, continuations (in whole or in part), divisionals, re-examinations or reissues or equivalent or counterpart thereof; and all documentation and embodiments of the foregoing.

"Interim Financial Statements" has the meaning set forth in Section 4.5(a).

"Investor" has the meaning set forth in the preamble.

"Investor Transaction Expenses" means the reasonable and documented fees, costs, expenses, disbursements and charges of Investor paid or payable to third parties incurred in connection with, or relating to the diligence, negotiation, preparation or implementation (including legal, accounting, restructuring, business strategy, advisory and consulting services) of this Agreement or any of the transactions contemplated herein or by the Plan or the Restructuring Support Agreements, and the enforcement, attempted enforcement or preservation of any rights or remedies under this Agreement (including the collection of any fees or expenses owing under this Agreement), which shall include but is not limited to, the reasonable and documented fees, costs and expenses of the advisors, agents and Representatives for Investor (including, for the avoidance of doubt, the fees, costs and expenses of each of Kirkland & Ellis LLP).

"IRS" means the United States Internal Revenue Service.

"Issuance" has the meaning set forth in the recitals to this Agreement.

"Law" means any law (including common law), statute, code, ordinance, rule, resolution, executive order, Order or regulation of any Governmental Authority.

"Leased Real Property" has the meaning set forth in Section 4.8.

"Leases" means all leases, subleases, licenses, concessions and other Contracts (written or oral) pursuant to which the Company or any of its Subsidiaries holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company and/or any of its Subsidiaries thereunder.

"Liens" means any mortgage, lien, license, pledge, security interest, option, right-of-way, right of setoff, claim, Claim, charge, easement, option, transfer restriction or other similar encumbrance.

"Losses" means all damages, losses, liabilities, claims, injuries, penalties, fines, interest, forfeitures, assessments, judgments, settlements, awards, disbursements, arbitration fees, costs and expenses of any nature (including court costs, compensation of a liquidator, reasonable attorneys', accountants', consultants' and experts' fees, charges and other costs and expenses incident to any proceedings or investigation or the defense of any claim (whether or not litigation has commenced)).

"Material Adverse Effect" means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate with any other changes, effects, events, occurrences, facts or developments, has had or could reasonably be expected to have a material adverse effect on the business, assets, liabilities, operations, results of operations or condition (financial or otherwise) of the Company or any of its Subsidiaries (taken as a whole), or that prevents or materially delays the ability of the Company to consummate the Contemplated Transactions; provided, that none of the following will be deemed, either alone or in combination to constitute, and none of the following will be taken into account in determining whether there has been a Material Adverse Effect: any change, effect, event, occurrence, state of facts or development to the extent (a) resulting from any adverse change or disruption in the financial or securities markets or the economy in general, (b) arising out of, resulting from or attributable to changes in applicable Laws or changes in accounting standards, requirements or principles (including GAAP), (c) arising out of, resulting from or attributable to the announcement, execution or performance of this Agreement or the consummation of the Contemplated Transactions, or (d) arising out of, resulting from or attributable to any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof, whether or not occurring or commenced before or after the date of this Agreement; provided, that the underlying causes of such failures shall be included in determining whether there has been a Material Adverse Effect; provided, further, that, with respect to each of clauses (a), (b), (c) and (d) above, any such change, effect, event, occurrence, state of facts or development shall only be disregarded and not taken into account in determining whether an Material Adverse Effect has occurred to the extent that such change, effect, event, occurrence, state of facts or development does not have, and could not reasonably be expected to have, a disproportionate effect on the Company and/or any Subsidiary relative to other similarly situated Persons; provided, further, that any such change, effect, event, occurrence, state of facts or development (taking into account any actions made by the Company to cure any adverse effects resulting therefrom) results, or may reasonably be expected to result, individually or in the aggregate, (y) in Losses of Investor, the Company or any of its Subsidiaries, individually or in the aggregate, in excess of $100,000 or (y) in a recurring reduction of the EBITDA of the Company and its Subsidiaries (on a consolidated basis) in an aggregate amount, calculated for the twelve (12) month period following the time of such event in excess of $220,000.

"Material Contracts" has the meaning set forth in Section 4.11(a).

"Material Customer" has the meaning set forth in Section 4.20(a).

"Material Supplier" has the meaning set forth in Section 4.20(b).

"Material Third-Party Payor" has the meaning set forth in Section 4.20(c).

"Medicaid" means the medical assistance program established by Title XIX of the Social Security Act of 1965, 42 U.S.C. § 1396, et seq.

"Medical Waste" means (i) pathological waste, (ii) blood, (iii) wastes from surgery or autopsy, (iv) dialysis waste, including contaminated disposable equipment and supplies, (v) cultures and stocks of infectious agents and associated biological agents, (vi) contaminated animals, (vii) isolation wastes, (viii) contaminated equipment, (ix) laboratory waste and (x) other biological waste and discarded materials contaminated with or exposed to blood, excretion, or secretions from human beings or animals, including any substance, pollutant, material or contaminant listed or regulated under the Medical Waste Tracking Act of 1988, 42 U.S.C. § 6992, et seq.

"Medicare" means the health insurance program for the elderly and disabled established by Title XVIII of the Social Security Act of 1965, 42 U.S.C. § 1395, et seq.

"Net Working Capital" means the amount by which (a) the sum of the Company's and its Subsidiaries' combined current assets (excluding Cash and Tax assets, prepaid financing costs, prepaid interest and prepaid stock based compensation) determined in accordance with the Accounting Principles, exceeds (ii) the sum of the Company's and its Subsidiaries' combined current Liabilities (excluding Tax Liabilities) determined in accordance with the Accounting Principles; provided that notwithstanding clause (ii) above, the combined current Liabilities of the Company and its Subsidiaries shall not include any Liabilities that are included in the definition of Indebtedness.

"Non Paying Party" has the meaning set forth in Section 2.3(b).

"Notice" shall have the meaning set forth in Section 10.4.

"Order" means any order, judgment, ruling, decree injunction, assessment, award or writ of any Governmental Authority.

"ordinary course of business" means, the operation of the Company and its Subsidiaries in the usual and ordinary course in a manner substantially consistent with past custom and practice and normal day to day operations prior to the commencement of the Chapter 11 Cases.

"Organizational Documents" means, with respect to any Person other than a natural person, the documents by which such Person was organized (such as a certificate of incorporation, certificate of formation, certificate of limited partnership or articles of organization, and including any certificates of designation for preferred stock or other forms of

preferred equity) or which relate to the internal governance of such Person (such as by-laws, a partnership agreement or an operating, limited liability or members agreement).

"Owner" shall have the meaning set forth in Section 1.1.

"Permits" means any license, permit, authorization, certificate of authority, qualification or similar document or authority that has been issued or granted by any Governmental Authority.

"Permitted Liens" means (a) Liens arising under agreements governing the Company Debt, all of which will be released and cease to constitute Permitted Liens on the Closing Date, (b) Liens for Taxes not yet due and payable, (c) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties, (d) mechanics', materialman's, workmens', repairmen's, warehousemen's, supplier's, vendor's, carriers' or other similar Liens arising or incurred in the ordinary course of business by operation of Law securing amounts that are not yet due and payable and which shall be paid in full and released at Closing, (e) easements, covenants, conditions and restrictions of record affecting title to the Leased Real Property which do not or would not materially impair the use or occupancy of any Leased Real Property in the operation of the business conducted thereon, (f) any zoning or other governmentally established restrictions or encumbrances which are not violated by the current use or occupancy of any Leased Real Property or the operation of the business of the Company and/or any of its Subsidiaries conducted thereon, (g) non-exclusive licenses to Intellectual Property granted to customers in the ordinary course of business, and (h) any other matters approved in writing by Investor, including those restrictions, reservations, covenants, limitations and conditions described on Schedule 1.1(b) hereto.

"Person" means any individual, sole proprietorship, partnership, corporation, limited liability company, joint venture, unincorporated society or association, trust or other legal entity or Governmental Authority.

"Personal Information" means information pertaining to an identified and/or identifiable individual that is regulated or protected by one or more federal or state information privacy or security Laws, including, but not limited to, an individual's name, address, credit or payment card information, bank account number, email address, date of birth, government-issued identifier, social security number, and health information, including "Protected Health Information" as that term is defined under HIPAA.

"Petition Date" means the date hereof.

"Plan" means has the meaning set forth in the recitals to this Agreement.

"Proceeding" means any suit, complaint, claim, litigation, prosecution, cause of action, audit, investigation, legal proceeding, administrative enforcement proceeding or arbitration proceeding by or before any Governmental Authority.

"Purchased Intellectual Property" means all Intellectual Property owned, used or held for use by the Company or its Subsidiaries, including all rights of the Company or its Subsidiaries therein to sue and collect damages for past, present or future infringement, misappropriation or other violation of such Intellectual Property.

"Referral Recipient" is defined in Section 4.22(g).

"Referral Source" is defined in Section 4.22(g).

"Release" means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing, migrating or dumping (including the abandonment, discarding or disposal of drums or containers of Hazardous Materials) into or through the Environment.

"Representatives" means, with respect to any Person, such Person's Affiliates and its and their respective officers, directors, managers, employees, agents, counsel, accountants, financial advisors, investment bankers, lenders, equity partners, consultants and other representatives.

"Restructuring" has the meaning given to such term in the recitals to this Agreement.

"Restructuring Support Agreements" means those certain Restructuring Support Agreements, dated as of or prior to the date of this Agreement, by and among the Company, the Supporting Parties and the other parties thereto from time to time.

"Restructuring Transactions" means all of the transactions contemplated by this Agreement, the Plan and the Restructuring Support Agreements, other than the Issuance.

"Securities Act" means the Securities Act of 1933 and the rules and regulations of the Commission thereunder.

"Shares" has the meaning set forth in the recitals to this Agreement.

"Software" means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (iv) all documentation including user manuals and other training documentation related to any of the foregoing.

"Subsidiary" means, with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held by the Owner or one or more of its Subsidiaries.

"Supporting Parties" means means those parties who have executed Restructuring Support Agreements in a form acceptable to Investor prior to the Petition Date.

"Target Working Capital" means an amount equal to $471,060.

"Tax" means (a) any income, alternative or add-on minimum, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, escheat, environmental, windfall profit, customs, duty, estimated capital stock, social security (or similar), unemployment disability, registration, or other tax, duty, charge, assessment, fee, levy or other governmental charge of any kind whatsoever, together with any interest, penalties, additions to tax or additional amounts imposed by any Governmental Authority, (b) any liability for or in respect of the payment of any amount of a type described in clause (a) of this definition as a result of being a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes, or (c) any liability for or in respect of the payment of any amount described in clauses (a) or (b) of this definition as a transferee or successor, by Contract or otherwise.

"Tax Returns" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

"Third-Party Payor" means all Federal Health Care Programs and all other state or local governmental insurance programs and private, non-governmental insurance and managed care programs with which the Acquired Companies contract to provide goods and services or through which the Acquired Companies receive reimbursements for goods and services provided.

"Transaction Termination Fee" has the meaning set forth in Section 8.5.

"Transfer Taxes" has the meaning set forth in Section 9.1.

"TRICARE" means the health care insurance system for United States military service members and their dependents that covers care not available through the usual United States military medical service or public health service facilities, formerly known as CHAMPUS.

"Valuation Firm" means Duff and Phelps, and if Duff and Phelps refuses or is unable to perform the requested services, then Alix Partners, and if Alix Partners refuses or is unable to perform the requested services, then Investor and the Creditors' Representative shall negotiate in good faith to agree upon a different valuation firm.

ARTICLE II
SALE AND PURCHASE

2.1 Purchase and Sale of the Shares. On the terms, subject to the conditions and limitations, and in reliance on the representations and warranties, set forth in this Agreement (including the entry of the Confirmation Order by the Bankruptcy Court and the Confirmation Order becoming a Final Order), Investor hereby agrees to purchase at the Closing, and the Company hereby agrees to sell, issue and deliver to Investor at the Closing, for an aggregate purchase price equal to the Purchase Price, the Shares free and clear of any and all Liens.

2.2 Purchase Price.

(a) In full consideration for the issuance, sale and delivery of the Shares, on the terms, and subject to the conditions and limitations set forth herein, the aggregate

consideration to be paid to the Company shall be an amount in cash equal to $11,500,000:

(i) minus the amount of Company Debt outstanding at Closing under the DIP Facility;

(ii) plus the amount, if any, by which the Closing Working Capital exceeds the Target Working Capital;

(iii) minus the amount, if any, by which the Target Working Capital exceeds the Closing Working Capital;

(such amount, as adjusted pursuant to Section 2.3, the "Purchase Price").

(b) Not later than five (5) days prior to the Closing Date, the Company shall deliver to Investor an estimated consolidated balance sheet of the Company and its Subsidiaries as of the Closing Date together with a statement (the "Estimated Closing Statement") containing the Company's good faith estimate of (i) Closing Working Capital and (ii) a calculation of the Purchase Price based on such estimates (the "Initial Purchase Price"). The Estimated Closing Statement and all computations and determinations contained therein shall be subject to the reasonable approval of Investor and shall be prepared in accordance with the Accounting Principles.

(c) At the Closing, on the terms, and subject to the conditions and limitations set forth herein, Investor shall pay to the Company, in cash by bank wire transfer of immediately available funds to an account or accounts designated by the Company at least two (2) Business Days prior to Closing, an aggregate amount in cash equal to (i) the Initial Purchase Price minus (ii) the Escrow Amount.

2.3 Purchase Price Adjustment.

(a) Within 90 days after the Closing Date, Investor shall prepare and deliver to the Creditors' Representative a consolidated balance sheet of the Company and its Subsidiaries as of the Closing Date together with a statement (the "Closing Statement") containing the Company's determination of the actual amounts of Closing Working Capital, Cash as of such time, the amounts paid in Cash pursuant to the Plan on, or substantially contemporaneous with, the Closing Date and a calculation of the Purchase Price based on such amounts (the "Final Purchase Price"). The Closing Statement and all computations and determinations contained therein shall be prepared in accordance with the Accounting Principles.

(b) Within 30 days following receipt by the Creditors' Representative of the Closing Statement, the Creditors' Representative shall deliver written notice to Investor of any dispute it has with respect to the preparation or content of the Closing Statement (a "Dispute Notice"). The Creditors' Representative shall not dispute the computations, determinations, accounting principles and/or adjustments used in preparing the Closing Statement and Final Purchase Price if such computations, determinations, accounting principles and/or adjustments are consistent with the Accounting Principles. Any

amount, determination or calculation contained in the Closing Statement and not specifically disputed in a timely delivered Dispute Notice shall be final, conclusive and binding on the parties. If the Creditors' Representative does not deliver a Dispute Notice within such 30-day period, such Closing Statement will be final, conclusive and binding on the parties. If the Creditors' Representative does timely deliver a Dispute Notice within such 30-day period, Investor and the Creditors' Representative shall negotiate in good faith to resolve each disputed item raised therein (each, a "Disputed Item"). If Investor and the Creditors' Representative, notwithstanding such good faith effort, fail to resolve such dispute within 30 days after Investor's receipt of the Dispute Notice, Investor and the Creditors' Representative jointly shall engage the Valuation Firm to resolve each outstanding Disputed Item. As promptly as practicable thereafter (but in no event later than 15 Business Days after the engagement of such Valuation Firm), Investor and the Creditors' Representative shall each prepare and submit a brief (to include such party's calculations with regard to any Disputed Items) to the Valuation Firm (with a copy to Investor and/or the Creditors' Representative, as applicable). As promptly as practicable after the delivery of such briefs to the Valuation Firm by Investor and the Creditors' Representative as set forth in the immediately preceding sentence (but in no event later than seven (7) Business Days thereafter), each of Investor and the Creditors' Representative may (but shall have no obligation to) prepare and submit a response brief addressing any matters raised in such initial briefs to the Valuation Firm (with a copy to Investor and/or the Creditors' Representative, as applicable). As soon as practicable thereafter (but in any event within 45 days of engagement of the Valuation Firm), Investor and the Creditors' Representative shall cause the Valuation Firm to review and resolve such Disputed Items (acting as an expert and not an arbitrator) and to deliver a written report containing its calculation of each Disputed Item (in each case, calculated in accordance with this Agreement and determined within the range of dispute between the Closing Statement and the Dispute Notice). All Objections that are resolved between the parties or are determined by the Valuation Firm will be final, conclusive and binding on the parties absent manifest error. Until the Valuation Firm makes its determination, the costs and expenses of the Valuation Firm shall be borne by the Creditors' Representative; provided that, upon the issuance of its determination, any costs and expenses (including costs and expenses previously advanced) of the Valuation Firm that are allocable to the party whose determination of the unresolved Disputed Items was closest to the Valuation Firm's determination of the same (the "Non Paying Party") shall be paid by the other party (including, for the avoidance of doubt, direct payment to the Non Paying Party of the aggregate amount of such costs and expenses previously advanced by the Non Paying Party). Any costs and expenses to be paid by the Creditors' Representative pursuant to this Section 2.3(b) shall be satisfied with a portion of the Escrow Amount by withdrawal from the Escrow Account.

(c) Access. For purposes of complying with the terms set forth in this Section 2.3, each party shall reasonably cooperate with and make available to the other party and its representatives all information, records, data and working papers and shall permit access to its facilities and personnel, as may be reasonably required in connection with the preparation and analysis of the Estimated Closing Statement and the Closing Statement and the resolution of any disputes thereunder.

(d) Downward Adjustment. If the Final Purchase Price (as finally determined pursuant to Section 2.3(b)) is less than the Initial Purchase Price paid on the Closing Date, then, within five (5) Business Days after the date on which the Final Purchase Price is finally determined pursuant to Section 2.3(b), Investor shall receive the amount of such shortfall, by wire transfer of immediately available funds, to be disbursed from the funds remaining in the Escrow Account to an account designated in writing by Investor to the Creditors' Representative prior to the date such payment is due hereunder.

(e) Upward Adjustment. If the Final Purchase Price (as finally determined pursuant to Section 2.3(b)) is greater than Initial Purchase Price paid on the Closing Date, then Investor shall pay, or cause to be paid, an amount in cash equal to such excess, to the Creditors' Representative within five (5) Business Days from the date on which the Final Purchase Price is finally determined pursuant to Section 2.3(b) by bank wire transfer of immediately available funds to the Creditors' Representative.

2.4 Withholding. Investor and the Company shall be entitled to deduct and withhold from the Purchase Price or any other amount payable or otherwise deliverable pursuant to this Agreement such amount as may be required to be deducted and withheld therefrom under the Code or any other provision of applicable Law. The Company shall, and shall cause its Affiliates to, assist Investor in making any such deduction and withholding as reasonably requested by Investor. To the extent that any amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

2.5 Expenses. Except as provided for in Section 6.3 and Section 8.5, Investor shall pay the Investor Transaction Expenses, and the Company shall pay the Company Transaction Expenses.

2.6 Escrow.

(a) At the Closing, Investor shall deposit in cash an amount equal to $230,000 (together with interest thereon, the "Escrow Amount") to an escrow account (the "Escrow Account") to be established by Investor with Citibank, N.A. (the "Escrow Agent").

(b) Upon the determination of the Final Purchase Price (as finally determined pursuant to Section 2.3(b)), on the terms, and subject to the conditions and limitations set forth herein, and subject to the prior payment of any amounts that are payable from the Escrow Account pursuant to Section 2.3(b) and/or Section 2.3(d), the remaining Escrow Amount shall be distributed in accordance with the Plan by bank wire transfer of immediately available funds to the accounts designated therein. The fees and charges of the Escrow Agent shall be paid by the Company.

2.7 Use of Proceeds. The Company shall apply the net proceeds from the sale of the Shares pursuant to this Agreement in accordance with the terms of the Plan, including for the payment of Cure Costs, Company Debt and to fund the payment of other claims and administrative claims as provided in the Plan and the Disclosure Statement and otherwise for general corporate purposes.

ARTICLE III
CLOSING AND DELIVERIES

3.1 Closing. The closing of the purchase and sale of the Shares hereunder (the "Closing") will occur at 10:00 a.m. EST on the Effective Date, subject to the satisfaction or waiver (by the party having the benefit of any such condition) of all conditions to closing set forth in ARTICLE VII (other than those conditions that are to be satisfied at the Closing), or on such other date or in such other manner as the parties mutually agree in writing (the "Closing Date"). All proceedings to be taken and all documents to be executed and delivered by the parties at the Closing will be deemed to have been taken and executed simultaneously and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

3.2 Deliveries by the Company. At the Closing, the Company shall deliver or cause to be delivered to Investor the following items:

(a) original corporate record books and stock record books of the Company and its Subsidiaries;

(b) the original stock certificates representing the Shares, with duly executed stock powers attached in the form for transfer reasonably satisfactory to Investor;

(c) a certificate of good standing for the Company and each of its Subsidiaries issued by the Secretary of the State of each applicable jurisdiction;

(d) written resignations of the directors and officers of the Company set forth on Schedule 3.2(d);

(e) a certificate from an officer of the Company, given by on behalf of the Company and not in his or her individual capacity, to the effect that the conditions set forth in Sections 7.3(i), 7.3(k), 7.3(l), 7.3(m) and 7.3(n) have been satisfied;

(f) a certificate, under penalties of perjury, stating that the Company is not and has not been a United States real property holding corporation, dated as of the Closing Date and in form and substance required under Treasury Regulation Section 1.897-2(h), together with evidence reasonably satisfactory to Investor that Target has provided notice to the IRS in accordance with the provisions of Treasury Regulation Section 1.897-2(h)(2);

(g) the Consents set forth on Schedule 3.2(g);

(h) the employment agreements in substantially the form of Exhibit C attached hereto, executed by each of Robert DelVecchio, Mike Schneidereit and Brett Cormier;

(i) the executive unit grant agreements in substantially the form of Exhibit D attached hereto, executed by each of Robert DelVecchio, Mike Schneidereit and Brett Cormier;

(j) the Escrow Agreement, executed by the Creditors' Representative; and

(k) all such other documents, certificates and instruments as Investor may reasonably request in order to give effect to the Contemplated Transactions or to vest in Investor good, valid and marketable title to the Shares.

3.3 Deliveries by Investor. At the Closing, Investor shall deliver to the Company the following items:

(a) the Initial Purchase Price minus the Escrow Amount, paid in accordance with Section 2.2(c);

(b) the certificate of incorporation (or equivalent document) of Investor certified by the Secretary of State of its jurisdiction of incorporation and a copy of the bylaws (or equivalent document) of Investor, certified by an officer of Investor on behalf of Investor and not in his or her individual capacity;

(c) a certificate of good standing for Investor issued by the Secretary of State of its jurisdiction of incorporation;

(d) a written acknowledgement, in form and substance reasonably acceptable to the Creditor's Representative and Investor, of the reduction in the Company's indebtedness to Investor under the DIP Facility in an amount equal to the reduction to Purchase Price pursuant to Section 2.2(a)(i);

(e) the employment agreements in substantially the form of Exhibit C attached hereto for each of Robert DelVecchio, Mike Schneidereit and Brett Cormier, executed by the counterparties thereto;

(f) the executive unit grant agreements in substantially the form of Exhibit D attached hereto for each of Robert DelVecchio, Mike Schneidereit and Brett Cormier, duly executed by the counterparties thereto;

(g) the Escrow Agreement, executed by Investor; and

(h) a certificate of an officer of Investor, given on behalf of Investor and not in his or her individual capacity, to the effect that the conditions set forth in Sections 7.2(a) and 7.2(d) have been satisfied.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the schedules to this Agreement delivered by the Company to Investor concurrently with the execution of this Agreement (the "Company Disclosure Schedules") and the Plan, the Company hereby represents and warrants to Investor as of the date of this Agreement and as of the Closing as follows:

4.1 Existence and Good Standing. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada. The Company is duly qualified to do business, and in good standing, in each jurisdiction in which the character of the properties owned or leased by it or in which the conduct of its business requires it to be so qualified, except where the failure to be so qualified or to be in good standing would not have a Material Adverse Effect. Each Subsidiary of the Company (a) is duly organized and formed, validly existing and in good standing under the laws of its jurisdiction of formation, (b) has all requisite power and authority to own its properties and to carry on its businesses as now conducted and (c) is qualified to do business and is in good standing in every jurisdiction in which the property owned, leased or held for use by it or the conduct of its business as now conducted requires it to qualify, except in each such case where the failure to be so qualified would not have a Material Adverse Effect. The copies of the governing documents of the Company and its Subsidiaries which have been furnished to Investor reflect all amendments made thereto and are true, complete and correct copies of the originals thereof.

4.2 Validity and Enforceability. The Company has the requisite power and authority (a) to enter into, execute and deliver this Agreement, the Ancillary Agreements and the Plan and (b) subject to entry by the Bankruptcy Court of the DIP Order and the Confirmation Order, to consummate the Contemplated Transactions, and has taken all necessary corporate action required for (i) the due authorization, execution and delivery of this Agreement and the Ancillary Agreements, (ii) the due authorization, execution and filing with the Bankruptcy Court of the Plan and (iii) the performance and consummation of the Contemplated Transactions. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated herein and therein have been duly and validly authorized by all necessary corporate action on the part of the Company. This Agreement and each of the Ancillary Agreements have been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by Investor, represent the legal, valid and binding obligation of the Company, enforceable against it in accordance with their respective terms, except as limited by (y) applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally from time to time in effect and (z) the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at law or in equity) (collectively, the "General Enforceability Exceptions"). The Plan, upon being entered by the Bankruptcy Court, will be duly executed and delivered by the Company and its Subsidiaries, and, subject to entry of the Confirmation Order, the Plan will constitute the legal, valid and binding obligation of the Company and its Subsidiaries, enforceable against the Company and its Subsidiaries in accordance with its terms.

4.3 Capitalization of the Company and its Subsidiaries.

(a) As of the date hereof, the authorized capital stock of the Company consists of (i) 100,000,000 shares of Common Stock, par value $0.001 per share, of which 13,353,294 shares are issued and outstanding, (ii) 2,830 shares of Series A Convertible Preferred Stock, par value $0.001 per share, of which 1,466 shares are issued and outstanding, (iii) 7,745 shares of Series B Convertible Preferred Stock, par value $0.001 per share, of which 5,124 shares are issued and outstanding, (iv) 813 shares of Series C Convertible Preferred Stock, par value $0.001 per share, of which 813 shares are issued and outstanding, (v) 15,000 shares of Series D Convertible Preferred Stock, par value $0.001 per share, of which 2,429 shares are issued and outstanding, and all of which are duly authorized, validly issued, fully paid and nonassessable. As of the Effective Date, the authorized capital stock of the Company will be as set forth in the certificate of incorporation of the Company, as amended to reflect the terms set forth on the applicable exhibit to the Plan. As of the Effective Date, the only shares of capital stock of the Company that shall be issued and outstanding shall be the Shares, which shall have been issued in accordance with this Agreement and the Plan and all of which will be duly authorized, validly issued, fully paid and nonassessable. The Shares will be offered, issued, sold and delivered by the Company in compliance with all applicable Laws. Except as set forth on Schedule 4.3(a), there are no (i) outstanding securities convertible or exchangeable into shares of capital stock of the Company or other equity securities of the Company; (ii) options, warrants, calls, subscriptions or other rights, agreements or commitments obligating the Company to issue, transfer, repurchase, redeem, acquire or sell any shares of its capital stock or other equity securities; (iii) voting trusts or other agreements or understandings to which the Company is a party or by which the Company is bound with respect to the voting, transfer or other disposition of its shares of capital stock or other equity securities; or (iv) outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company. As of the Effective Date, there will be no (A) outstanding securities convertible or exchangeable into shares of capital stock of the Company or other equity securities of the Company; (B) options, warrants, calls, subscriptions or other rights, agreements or commitments obligating the Company to issue, transfer, repurchase, redeem, acquire or sell any shares of its capital stock or other equity securities; (C) voting trusts or other agreements or understandings to which the Company is a party or by which the Company is bound with respect to the voting, transfer or other disposition of its shares of capital stock or other equity securities; or (D) outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company. As of the Effective Date, the Company will not have granted any registration rights or preemptive rights with respect to any of its securities or any securities of its Subsidiaries.

(b) Schedule 4.3(b) sets forth for each Subsidiary of the Company (i) its name and jurisdiction of incorporation or organization, (ii) the number of authorized shares (or equivalent) for each class of its capital stock or other ownership interest, (iii) the number of issued and outstanding shares (or equivalent) of each class of its capital stock or other ownership interest, the names of the holders thereof and the number of shares (or equivalent) held by each such holder and (iv) the number of shares (or

equivalent) of its capital stock or other ownership interest held in treasury. All of the issued and outstanding shares (or equivalent) of capital stock or other ownership interest of each Subsidiary of the Company have been duly authorized and are validly issued, and, if applicable, are fully paid and non-assessable. There are no authorized or outstanding options, warrants, calls, subscriptions, equity appreciation, phantom equity or other rights relating to the capital stock or other ownership interest of any Subsidiary of the Company or with respect to which any Subsidiary may be obligated to issue or sell any shares of capital stock or other ownership interests of such Subsidiary. The Company directly or indirectly owns all of the issued and outstanding shares of capital stock of each Subsidiary (free and clear of all Liens other than Liens arising under Company Debt which is to be paid in full and fully satisfied as of the Closing).

4.4 No Conflict; Required Filings and Consents.

(a) Neither the execution and delivery of this Agreement, any Ancillary Agreement or the Plan by the Company, nor the consummation by the Company of the Contemplated Transactions, nor compliance by the Company with any term, condition or provision hereof, will, directly or indirectly, (i) conflict with, constitute or otherwise result in a breach of any term, condition or provision of the Organizational Documents of the Company or any of its Subsidiaries, (ii) except as set forth in Schedule 4.4(a), and subject to the entry by the Bankruptcy Court of the Agreement Order and the Confirmation Order, constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation, modification or acceleration with respect to, or result in the creation or imposition of a Lien upon any property or assets of the Company or any of its Subsidiaries, pursuant to any Contract to which any of them is a party, or (iii) subject to receipt of the requisite approvals referred to in Schedule 4.4(b), violate any Order or Law applicable to the Company or any of its Subsidiaries or pursuant to which any of their respective properties, assets, rights or interests may be subject.

(b) Other than as set forth in Schedule 4.4(b), no Consent of any Governmental Authority or under any Contract is required to be obtained by the Company for the consummation by the Company of the Contemplated Transactions.

4.5 Financial Statements.

(a) Copies of the following financial statements have been delivered to Investor or have been made available to Investor for its review: (i) the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2011, December 31, 2012 and December 31, 2013 (the "Balance Sheet Date"), and the related audited consolidated statements of income, Company' equity, and cash flows for the years then ended, together with the notes thereto (the "Audited Financial Statements"), and (ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2014, and the related unaudited consolidated statements of income for the twelve (12) month period then ended (the "Interim Financial Statements", and together with the Audited Financial Statements, the "Financial Statements").

(b) The Audited Financial Statements have been prepared in accordance with GAAP and fairly present, in all material respects, the financial position, results of operations, shareholders' equity, and cash flows of the Company and its Subsidiaries on a consolidated basis, as of the date and for the period indicated. The Interim Financial Statements have been prepared by management in accordance with GAAP applied consistently with the Audited Financial Statements (except for the absence of footnote disclosure, which, if presented would not provide information materially different than the information set forth in such Interim Financial Statements, and year-end adjustments, the effect of which will not, individually or on the aggregate, be materially adverse). The Financial Statements were derived from the books and records of the Company and its Subsidiaries.

(c) Except as set forth on Schedule 4.5(c), none of the Company or any of its Subsidiaries has any liabilities, other than (i) liabilities that are set forth on the face of, or quantified in the footnotes to, the Interim Financial Statements and (ii) liabilities arising since the Balance Sheet Date in the ordinary course of business (none of which is a liability resulting from breach of Contract, breach of warranty, tort, infringement or violation of Law).

4.6 Conduct of Business. Since the Balance Sheet Date: (a) the Company and its Subsidiaries have conducted their respective businesses and operations in the ordinary course of business consistent with past practices, (b) there has not been any event, change or circumstance that has had, or would be reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect and (c) none of the Company or any of its Subsidiaries have taken any action that if taken after the date hereof would constitute a violation of Section 6.1.

4.7 Taxes. Except as set forth on Schedule 4.7:

(a) Each of the Company and each of its Subsidiaries has filed all Tax Returns that it was required to file and has paid all Taxes required to be paid, whether or not such Taxes are shown or are required to be shown on any Tax Return. All such Tax Returns are true, correct and complete in all material respects. Neither the Company nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. The Company and each of its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all IRS Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(b) Neither the Company nor any of its Subsidiaries has agreed to any extension or waiver of the statute of limitations applicable to any Tax, or agreed to any extension of time with respect to a Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired.

(c) Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax allocation or sharing agreement.

(d) There are no Liens for unpaid Taxes (other than Taxes not yet due and payable) on the assets of the Company or any of its Subsidiaries.

(e) There is no Proceeding currently pending or threatened with respect to the Company or any of its Subsidiaries in respect of any Tax. No written claim has ever been made by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(f) Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code (other than a group the common parent of which is the Company) or (ii) has any liability for Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee, successor, by Contract or otherwise.

(g) Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

(h) The unpaid Taxes of the Company and its Subsidiaries, being current Taxes not yet due and payable, (i) did not, as of the Balance Sheet Date, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the unaudited consolidated balance sheet of the Company and its Subsidiaries included in the Interim Financial Statements (rather than in any notes thereto) and (ii) will not exceed the amount of that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns.

(i) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or to exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method, or use of an improper method, of accounting, (ii) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law), (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) prepaid amount received on or prior to the Closing Date or (vi) election under Section 108(i) of the Code.

(j) Neither the Company nor any of its Subsidiaries is or has been party to any "listed transaction" as defined in Section 6706A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b)(2).

(k) Since the Balance Sheet Date, neither the Company nor any of its Subsidiaries has made or changed any Tax election, changed an annual accounting period, adopted or changed any accounting method, filed any amended Tax Return, entered into any closing agreement, settled any Tax claim or assessment, surrendered any right to claim a refund of Taxes, consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or taken any other similar action, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action could have the effect of increasing the Tax liability of the Company or any of its Subsidiaries for any period ending after the Closing Date or decreasing any Tax attribute of the Company or any of its Subsidiaries.

(l) Neither the Company nor any of its Subsidiaries is, or at any time has been, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

(m) For United States federal income tax purposes, the Company and each Subsidiary of the Company is properly classified in the applicable manner specified on Schedule 4.7(m). Neither the Company nor any of its Subsidiaries is a party to any joint venture, partnership or other arrangement that is treated as a partnership for federal income Tax purposes.

(n) Schedule 4.7(n) lists all federal, state, local and non-U.S. income Tax Returns filed by or with respect to the Company or any of its Subsidiaries for all Tax periods ended on or after December 31, 2009, indicates those Tax Returns, if any, that have been audited, and indicates those Tax Returns that currently are the subject of audit.

4.8 Real Property. None of the Company or any of its Subsidiaries owns or has ever owned any real property. Schedule 4.8 contains a complete and accurate description (including the address thereof) of each leasehold or subleasehold estate and all other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company and/or any of its Subsidiaries (the "Leased Real Property") and a true and complete list of all Leases (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) for each such Leased Real Property (including the date and name of the parties to such Lease). The Company has delivered to Investor a true and complete copy of each such Lease and in the case of any oral Lease, a written summary of the material terms of such Lease. Except as set forth in Schedule 4.8, with respect to each of the Leases: (a) such Lease is legal, valid, binding, enforceable and in full force and effect; (b) the Company's or any of its Subsidiary's possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed, and to the Company's Knowledge, there are no disputes with respect to such Lease; (c) neither the Company or any of its Subsidiaries nor, to the Company's Knowledge, any other party to any such Lease is in breach or default thereunder, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent or any other material term under such Lease; (d) no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full; (e) the other party to such Lease

is not an Affiliate of, and otherwise does not have any economic interest in, the Company or any of its Subsidiaries; (f) the Company nor any of its Subsidiaries does not, and will not in the future, owe any brokerage commissions or finder's fees with respect to such Lease; (g) neither the Company nor any of its Subsidiaries has subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof; (h) neither the Company nor any of its Subsidiaries has collaterally assigned or granted any other security interest in such Lease or any interest therein; and (i) there are no Liens on the estate or interest created by such Lease, other than Permitted Liens. The Leased Real Property listed on Schedule 4.8 comprises all real property interests used or held for use in the conduct of the business and operations of the Company and/or any of its Subsidiaries as now conducted.

4.9 Personal Property. The Company and/or its Subsidiaries have (a) good and valid title to all of the properties and assets, tangible or intangible, reflected in the Financial Statements as being owned by the Company and/or any of its Subsidiaries and (b) a valid leasehold interest in all assets leased by it, in each case, free and clear of all Liens except for Permitted Liens, excluding properties and assets sold or disposed of by the Company or its Subsidiaries since the Balance Sheet Date in the ordinary course of business. All items of personal property which, individually or in the aggregate, are material to the Company or its Subsidiaries, are in good condition and in a state of good maintenance and repair (ordinary wear and tear are excepted) and are suitable for all purposes currently used.

4.10 Intellectual Property.

(a) Schedule 4.10(a)(i) contains a complete and accurate list of all (i) United States and foreign issued patents, patent applications, trademark registrations, trademark applications, unregistered trademarks, domain names, copyright registrations, and copyright applications owned by or filed in the name of the Company or its Subsidiaries and (ii) material Software owned by or licensed to the Company or its Subsidiaries. The Company or its Subsidiaries is the sole owner of (free and clear of all Liens other than Permitted Liens) all right, title and interest in and to all Intellectual Property scheduled or required to be scheduled on Schedule 4.10(a)(i). The Company or its Subsidiaries is the sole owner of (free and clear of all Liens other than Permitted Liens) all right, title and interest in and to, or has the right to use pursuant to a valid and enforceable license set forth on Schedule 4.11(a)(xvi) and Schedule 4.11(a)(xvii), all Intellectual Property used in or necessary for the Company's or any of its Subsidiaries' conduct of their respective businesses as currently conducted. All governmental fees associated with the issued or registered Purchased Intellectual Property and due as of and within 60 days of the date hereof have been paid in full. Except pursuant to a Contract set forth on Schedule 4.11(a)(xvi) and Schedule 4.11(a)(xvii), neither the Company nor its Subsidiaries has, other than through unmodified commercially available off-the-shelf, including shrink wrap or click wrap, software licenses used generally in the Company's or its Subsidiaries' operations for which the Company or its Subsidiaries pay a license fee of no more than $5,000, licensed or used any Intellectual Property from any Person, nor has the Company or its Subsidiaries granted any license or other right that permits or enables anyone (other than Investor) to use any of the Purchased Intellectual Property. Except as set forth on Schedule 4.10(a)(iii), neither the Company nor its Subsidiaries has received any written complaint, demand, or notice, and, to the Company's Knowledge,

there is no threatened Proceeding pending against the Company or its Subsidiaries, alleging that any use of the Purchased Intellectual Property, or the conduct of the business of the Company or its Subsidiaries, infringes, misappropriates, violates, or otherwise conflicts with the Intellectual Property of any Person (including any unsolicited demand or request from a third party that the Company or its Subsidiaries license any Purchased Intellectual Property), nor has the Company or its Subsidiaries within the last three (3) years given any notice to any Person asserting infringement, misappropriation, violation, or other conflict by such Person of any of the Purchased Intellectual Property. Except as set forth on Schedule 4.10(a)(iii), (i) the conduct of the businesses of the Company or its Subsidiaries has not infringed, misappropriated, violated or otherwise conflicted with, and does not infringe, misappropriate, violate or otherwise conflict with, any third party Intellectual Property, and (ii) to the Company's Knowledge, no Person has infringed, misappropriated, violated, or otherwise conflicted with, or is infringing, misappropriating, violating, or otherwise conflicting with, any of the Purchased Intellectual Property.

(b) The Company or its Subsidiaries solely own all Intellectual Property created or developed by any present or former employee or contractor of the Company or its Subsidiaries in the course of their employment or engagement with the Company or its Subsidiaries pursuant to a written assignment agreement, signed by each employee and contractor, that provides for (i) the non-disclosure by such Person of any of the Company's or its Subsidiaries' confidential information and (ii) the assignment by such Person to the Company or a Company Subsidiary of all Intellectual Property rights arising out of such Person's employment or engagement by, or contract with, the Company or its Subsidiaries.

(c) No government funding, facilities, or resources of a university, college, other educational institution, or research center or funding from third parties was used in the development of the Purchased Intellectual Property and no governmental entity, university, college, other educational institution, or research center has any claim or right in or to such Purchased Intellectual Property. No current or former employee, consultant, or contractor of the Company or its Subsidiaries who was involved in, or who contributed to, the creation of Purchased Intellectual Property, has performed services for the government, a university, college, other educational institution, or research center during a period of time during which such employee, consultant, or contractor was also performing services for the Company or its Subsidiaries.

(d) The computer systems, including the software, firmware, computer hardware, electronic data processing, information, record keeping, communications, telecommunications network equipment, interfaces, platforms, peripherals computer systems, related systems, and information contain therein or transmitted thereby, including any outsourced systems and processes (collectively, the "Computer Systems") owned or used by the Company or its Subsidiaries in the conduct of their respective businesses are sufficient for the immediate and currently anticipated future needs of such businesses, including as to capacity, scalability, and ability to process current and anticipated peak volumes in a timely manner. The Company's and its Subsidiaries' Computer Systems are in sufficiently good working condition to effectively perform all

information technology operations and include a sufficient number of license seats for all software, in each case as necessary for the operation of the business of the Company and its Subsidiaries. There have been no unauthorized intrusions or breaches of security, failures, breakdowns, continued substandard performance, or other adverse events affecting any of the Company's or its Subsidiaries' Computer Systems that have caused any substantial disruption of or interruption in or to the use of such Computer Systems. The Company and its Subsidiaries maintain commercially reasonable disaster recovery and business continuity plans, procedures, and facilities, act in compliance therewith, and have taken commercially reasonable steps to test such plans and procedures on a periodic basis, and such plans and procedures have been proven effective upon such testing in all material respects. To the Company's Knowledge, the Company's and its Subsidiaries' Computer Systems contain no material bugs, viruses or defects, design or documentation error, corruption, malicious computer code, or programs that can cause harm to such Computer Systems. The Company and its Subsidiaries use commercially reasonable efforts to protect the confidentiality, integrity, and security of the Company's and its Subsidiaries' Computer Systems from any unauthorized use, access, interruption, or modification by third parties. The Company's and its Subsidiaries' Computer Systems will continue to be owned or available to the Company and its Subsidiaries in the same after Closing.

(e) The Company and its Subsidiaries use commercially reasonable efforts to protect their rights in the Purchased Intellectual Property and confidential information. The Company and its Subsidiaries maintain policies and procedures regarding data security, privacy, data transfer, and the use of data (including relating to the cross-border transfer of data) that are commercially reasonable and that ensure that the operation of the business of the Company and its Subsidiaries is in compliance with all applicable Laws and any rules, regulations, standards, policies, manuals, and procedures of any applicable industry associations. The operation of the business of the Company and its Subsidiaries is and has been in compliance with all such policies and procedures, applicable Law, and with all contractual requirements pertaining to data privacy and data security. The Company and its Subsidiaries have not been required to give notice to any customer, supplier, Governmental Authority, data subject, or other Person of any actual or alleged data security breaches or data security failures or noncompliance pursuant to any applicable Laws or Contract. There have been (a) no alleged, or actual, unauthorized access to or use, unintended or improper disclosure, or breaches of the security of any Personal Information, confidential or proprietary data, including source code, or any other such information collected, maintained, or stored by or on behalf of the Company or any of its Subsidiaries or (b) no claim from any affected individual nor any request or inspection from any Governmental Authority or industry group that may give rise or has given rise to any liability under applicable Laws or industry regulation in relation to data protection, data security or privacy, nor have any penalties been imposed on the Company or its Subsidiaries relating to the same, and there is no reason to believe that any such claims or proceedings may be initiated.

4.11 Material Contracts.

(a) Set forth on Schedule 4.11(a) is a list of the following Contracts to which the Company and/or any of its Subsidiaries is a party or by which any or their respective properties or assets are bound (the "Material Contracts"):

(i) each Contract that is a Lease or otherwise provides for the lease, sublease, license or other agreement for the use or occupancy of any real property;

(ii) each Contract that is a lease or similar Contract relating to any machinery or equipment or other tangible personal property owned by any third party and involving payment of more than $10,000 on an annual basis (unless terminable without penalty or payment on no more than 60 days' notice), under which the Company or its Subsidiaries make available for use by any third party any tangible personal property owned or leased by the Company or its Subsidiaries, in any such case, that has a liability or receivable, as the case may be, in excess of $10,000 on an annual basis;

(iii) each partnership, collaboration, joint development, strategic alliance or joint venture Contract or other Contract for the sharing or profits;

(iv) each Contract that contains a change of control provision, or otherwise requires consent from a third party in connection with the consummation of the Contemplated Transactions;

(v) each Contract limiting the right of the Company and/or any of its Subsidiaries to engage in or compete with any Person in any business or in any geographical area;

(vi) each management, consulting, severance or similar Contract, and each employment Contract;

(vii) each Contract with (x) any Material Supplier and (y) Customers which involves the payment or receipt of amounts in the aggregate in excess of $10,000;

(viii) each Contract with respect to or otherwise providing for (or guaranteeing) any Company Debt;

(ix) each Contract relating to the acquisition, sale, disposition or lease of all or a material portion of the assets, business or capital stock of any Person (including the Company and/or any of its Subsidiaries);

(x) each Contract that contains any non-solicitation, non-competition, confidentiality or similar obligations (other than any Contract with a customer or supplier entered into in the ordinary course of business otherwise described by this clause (viii) solely because it contains customary confidentiality restrictions);

(xi) each Contract providing for capital expenditures involving future payments in excess of $10,000 individually or in the aggregate;

(xii) each Contract granting "most favored nation" pricing, exclusive marketing, purchasing or distribution rights of any kind, or binding the Company or any Subsidiary to purchase a minimum quantity of goods or services;

(xiii) each Contract providing for the indemnification of any Person;

(xiv) each Contract involving any settlement, covenant not to sue, conciliation or similar agreement resolving any Proceeding that requires the payment of consideration in excess of $10,000 or that creates monitoring or reporting obligations to any Governmental Authority;

(xv) each Contract involving any pension, profit sharing, stock option, employee stock purchase or other plan or arrangement providing for deferred or other compensation to employees;

(xvi) any Contract granting any Person any registration rights;

(xvii) any Contract relating to Intellectual Property, including any Contract: (A) that provides for the grant of a license or other right, whether to or by the Company or its Subsidiaries, with respect to any Intellectual Property (other than unmodified commercially available off-the-shelf, including shrink wrap or click wrap, licenses for software that is used generally in the Company's or its Subsidiaries' operations with a replacement cost and/or annual license fee of less than $5,000); (B) whereby the Company or any of its Subsidiaries is otherwise restricted in the ability to use, enforce, or disclose any Intellectual Property; or (C) providing for the development of any material Intellectual Property;

(xviii) any settlement agreement, cross-license agreement, concurrent use agreement, consent to use agreement, or standstill agreement relating to the business of the Company or its Subsidiaries;

(xix) Contracts with Third-Party Payors;

(xx) Contracts with physicians and other health care professionals, Contracts for sales representative and marketing services and Contracts with Referral Recipients and Referral Sources;

(xxi) corporate integrity agreements, settlement and other similar agreements with Government Authorities;

(xxii) Contracts pursuant to which any Person provides management services to any Acquired Company or pursuant to which any Acquired Company provides management services to any other Person;

(xxiii) each other Contract that involves payments over the life thereof in excess of $10,000; and

(xxiv) to the Company's Knowledge, any other Contract that is material to the Company or its Subsidiaries.

(b) Except as set forth on Schedule 4.11(b), each of the Material Contracts is in full force and effect and is a legal, valid and binding Contract or agreement of the Company and/or its Subsidiaries, as applicable, and there is no default, violation or breach by the Company and/or any of its Subsidiaries, or, to the Company's Knowledge, any other party thereto, in the timely performance of any obligation to be performed or paid thereunder or any other material provision thereof, nor does any condition exist that with notice or lapse of time or both would constitute such a default, violation or breach thereunder by the Company, any of its Subsidiary or, to the Company's Knowledge, any such other party (as applicable). The Contemplated Transaction will not trigger any change of control provision or similar, and will remain in full force and effect after the Closing. Neither the Company nor any of its Subsidiary has received notice that any party to any Material Contract intends to cancel or terminate any such Material Contract or to not exercise any option to renew thereunder and, to the Company's Knowledge, no party to any Material Contract intends to exercise any right of cancellation, termination, acceleration or modification under any such Material Contract.

4.12 Insurance. Schedule 4.12 sets forth all policies of insurance covering the Company and its Subsidiaries and their respective businesses, and such policies are in full force and effect and all premiums and amounts due and payable thereunder have been paid.

4.13 Litigation and Orders. Except as set forth in Schedule 4.13, there are no pending, outstanding or to the Company's Knowledge, threatened, and for the past five (5) years there have been no (a) Proceedings against the Company or any of its Subsidiaries or any current or, to the Company's Knowledge, former officer, director, employee, consultant, agent or equityholder of the Company or any of its Subsidiaries with respect to the Company, any of its Subsidiaries or their respective businesses or assets, except for claims of creditors or other parties in the Chapter 11 Cases following the Petition Date, or (b) Proceedings that challenge, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions. Neither the Company nor any of its Subsidiaries is subject to any Order.

4.14 Compliance with Laws. Except as set forth in Schedule 4.14, each of the Company and its Subsidiaries:

(a) is, and for the past five (5) years has been, in material compliance with all Laws applicable to its business and/or employees; and

(b) has received no written notification or communication from any Person, and no Proceeding has been filed or otherwise commenced, (i) asserting that the Company or any of its Subsidiaries is not in compliance with any Law or (ii) threatening to revoke any material Permit owned or held by the Company or any of its Subsidiaries.

4.15 Permits. Schedule 4.15 contains a complete list of all material Permits issued to the Company or its Subsidiaries that are currently used by the Company or any of its Subsidiaries

in connection with their respective businesses. The Permits listed on Schedule 4.15 constitute all of the material Permits required for the conduct of the respective businesses of the Company and the Subsidiaries, as applicable, as currently conducted, all of which are valid and in full force and effect. Each of the Company and the Subsidiaries is in compliance with all such listed Permits and no notice has been received by the Company or any Subsidiary alleging a default or violation in connection with any such Permit, except such defaults or violations that would not have, nor would reasonably be expected to have, a Material Adverse Effect. All of such Permits will remain in full force and effect and will be available for use on the same terms by the Company and the Subsidiaries, as applicable, immediately after the Closing without requiring the consent or the approval of any Person.

4.16 Labor Matters. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreements or any other Contract or relationship with any labor union or similar employee representative. To the Company's Knowledge, (a) no labor union or other collective bargaining unit represents any of the Company's or any of its Subsidiaries' employees and (b) there are and for the past five years have been no union organizing activities with respect to the Company's or any of its Subsidiaries' employees. Except as set forth on Schedule 4.16, (i) to the Company's Knowledge, no executive or key employee of the Company or any Subsidiary and no group of employees of any of them has any plans to terminate (or not accept) employment with the Company or any Subsidiary, (ii) with respect to the employees of the Company and/or any of the Subsidiaries, there is no strike, slowdown, work stoppage, lockout or other material labor dispute underway or, to the Company's Knowledge, threatened, and no such dispute has occurred in the past five years, (iii) neither the Company nor any Subsidiary has engaged in any unfair labor practices, (iv) neither the Company or any Subsidiary has engaged in any plant closing or employee layoff activities within the last two years that would violate or in any way implicate the Worker Adjustment Retraining and Notification Act of 1988 or any similar Law and (v) neither the Company, any Subsidiary or any of their respective directors, officers or employees has received notice or is otherwise the subject of any pending or, to the Company's Knowledge, threatened Proceeding by any Governmental Authority regarding any employment related matters.

4.17 Employee Benefit Plans.

(a) Schedule 4.17(a) sets forth a complete and correct list of (i) all "employee benefit plans," as defined in Section 3(3) of ERISA, (ii) all other severance pay, salary continuation, bonus, incentive, stock option, equity based retirement, pension, profit sharing or deferred compensation plans, retention, change in control contracts, programs, funds or arrangements of any kind, (iii) all other benefit or compensation plans, Contracts, programs, funds, or arrangements (whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic, currently effective or terminated) and any trust, escrow, or similar agreement related thereto, whether or not funded, and (iv) all employment, consulting or independent contractor agreements, in each case of (i) through (iv) above, (A) in respect of any present or former employees, directors, officers, shareholders, consultants or independent contractors of the Company or any of its Subsidiaries that are sponsored or maintained or contributed or required to be contributed to by the Company or any of its Affiliates or (B) with respect to which the Company or any of its Subsidiaries has made or is required to make payments, transfers

or contributions or with respect to which the Company or any of its Subsidiaries has or could have any liability or obligation (all of the above being hereinafter individually or collectively referred to as "Employee Plan" or "Employee Plans", respectively).

(b) Copies of the following materials have been delivered to Investor: (i) all current plan documents for each Employee Plan, (ii) all determination letters from the IRS with respect to any of the Employee Plans, (iii) all current summary plan descriptions, summaries of material modifications, annual reports, and summary annual reports with respect to the Employee Plans, (iv) all current trust agreements, insurance contracts and other documents relating to the funding or payment of benefits under any Employee Plan, and (v) the two most recent Form 5500 required to be filed for each Employee Plan.

(c) Each Employee Plan has been maintained, operated, funded and administered in material compliance with its terms and any related documents or agreements and in material compliance with all applicable Laws. There have been no prohibited transactions or breaches of any of the duties imposed on "fiduciaries" (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Employee Plans that could result in any liability or excise Tax under ERISA or the Code being imposed on the Company or any of its Subsidiaries. All contributions, premiums or other payments under or with respect to each Employee Plan that are due from the Company or any of its Subsidiaries for any time period ending on or before the Closing Date shall have been paid.

(d) Each Employee Plan intended to be qualified under Section 401(a) of the Code is so qualified, has received a favorable determination letter from the IRS, and each trust created thereunder has been determined by the IRS to be exempt from tax under the provisions of Section 501(a) of the Code, and nothing has occurred that could adversely affect the qualification of such Employee Plan.

(e) Neither the Company nor any member of the Controlled Group has an obligation to contribute to, and neither the Company nor any of its Subsidiaries has any current or potential liability or obligation under or with respect to, a "defined benefit plan" as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, or a "multiemployer plan" as defined in Section 3(37) of ERISA or Section 414(f) of the Code. Neither the Company nor any of its Subsidiaries has any current or potential liability or obligation on account of at any time being considered a single employer under Section 414 of the Code with any other Person.

(f) With respect to each group health plan benefiting any current or former employee of the Company or any of its Subsidiaries or any member of the Controlled Group that is subject to Section 4980B of the Code, the Company, its Subsidiaries and each member of the Controlled Group has complied in all material respects with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA ("COBRA").

(g) There is no pending or, to the Company's Knowledge, threatened, Proceeding or other claim, proceeding, action, litigation, audit or investigation of any kind with respect to any Employee Plan (other than routine and uncontested claims for benefits).

(h) No Employee Plan provides, nor has the Company or any of its Subsidiaries promised to provide, benefits, including death or medical benefits, beyond termination of service or retirement other than (i) coverage mandated by COBRA for which the covered individual pays the full cost of coverage, or (ii) death or retirement benefits under any Employee Plan that is intended to be qualified under Section 401(a) of the Code.

(i) No amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Company or any of its Affiliates who is a "disqualified individual" (as such term is defined in Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Employee Plan currently in effect would be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code. Neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement that has resulted or could result, separately or in the aggregate, in the payment of any amount that will not be fully deductible as a result of Sections 162(m) or 280G of the Code or any corresponding provision of state, local or foreign Tax law. No individual is entitled to receive any additional payment (e.g., a Tax gross-up or other payment) from the Company or any of its Subsidiaries in the event that the excise or penalty tax required by Section 409A of the Code (or any corresponding provision of state, local, or foreign Tax law) is imposed on such individual.

(j) Except as set forth on Schedule 4.17(j), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, alone or in connection with any other event: (i) result in a payment (including severance, unemployment compensation or otherwise) becoming due under any Employee Plan; (ii) increase the amount or value of any benefit or compensation otherwise payable under any Employee Plan; or (iii) accelerate the time of payment or vesting, or increase the amount of or result in the funding of, any compensation or benefit due to any Person.

4.18 Environmental.

(i) the Company and its Subsidiaries are and have been in compliance in all material respects with all Environmental Laws, including those applicable to their use and occupation of the Leased Real Property and operation of their respective businesses;

(ii) neither the Company nor its Subsidiaries has generated, manufactured, refined, transported, treated, stored, handled, arranged for or permitted the disposal of, disposed, transferred, produced, manufactured,

distributed, processed or exposed any Person to any Hazardous Materials, and, there has been no Release or threat of Release of any Hazardous Material at or in the vicinity of any Leased Real Property or any other property or facility owned, leased or operated by the Company or its Subsidiaries, in each case above, that requires reporting, investigation, assessment, cleanup, remediation or any other type of response action by, or would otherwise give rise to any material liability of, the Company or any of its Subsidiaries pursuant to any Environmental Law;

(iii) neither the Company nor its Subsidiaries has (A) received notice under the citizen suit provisions of any Environmental Law, (B) received any request for information, notice, demand letter, administrative inquiry or formal or informal complaint or claim under or relating to any Environmental Law or (C) been subject to or, to the Company's Knowledge, threatened with any governmental or citizen enforcement action, claim or other Proceeding with respect to any Environmental Law;

(iv) neither the Company nor any of its Subsidiaries, nor any predecessor or affiliate of the Company or any of its Subsidiaries, has manufactured, sold, marketed, installed or distributed products or items containing asbestos or other Hazardous Materials and none of the foregoing Persons have any material liability, contingent or otherwise, with respect to the presence or alleged presence of asbestos or other Hazardous Materials in any product or item or at or upon any property or facility;

(v) neither the Company nor any of its Subsidiaries has assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, any material liability of any other Person arising under Environmental Laws or relating to Hazardous Materials; and

(vi) the Company and its Subsidiaries have obtained all Permits required under any Environmental Law that are necessary for the Company's or its Subsidiaries' activities and operations or for the occupation of the Leased Real Property, and all such Permits are in full force and effect.

(b) The Company and each of its Subsidiaries have furnished to Investor all environmental audits, assessments, reports and other documents materially bearing on any environmental, health or safety matters, which are in their possession or under their reasonable control.

4.19 Accounts Receivable. All accounts receivable of each of the Company and its Subsidiaries represent bona fide sales actually made in the ordinary course of business or valid claims as to which performance has been rendered by the Company or its Subsidiaries and none of the Company and/or any of its Subsidiaries has increased or extended the payment terms with respect to any such accounts receivables in a manner not consistent with its ordinary course of business. The reserve set forth on the audited and interim balance sheets of the Company and its Subsidiaries dated as of the Balance Sheet Date against the accounts receivable for contractual allowances and bad debts has been calculated in a manner consistent with past practice.

4.20 Customers and Suppliers.

(a) Schedule 4.20(a) sets forth the top ten Customers of the Company and its Subsidiaries on a consolidated basis (based on the gross billings of the Company and its Subsidiaries) for the fiscal years ended December 31, 2012, December 31, 2013 and December 31, 2014 and for the one (1) month period ended January 31, 2015 and each additional Customer who based on the gross billings of the Company or any of the Subsidiaries would reasonably be expected to be a top ten Customer of the Company and its Subsidiaries on a consolidated basis for the year ended December 31, 2015 (the "Material Customers"). Except as set forth on Schedule 4.20(a), neither the Company nor any of its Subsidiaries has received notice, and to the Company's Knowledge no facts or circumstances exist to the effect, that (i) any Material Customer intends to terminate its relationship with the Company or such Subsidiary; (ii) any dispute exists or is anticipated with any Material Customer that, individually or in the aggregate, could reasonably be anticipated to be material and adverse to the Company or any of its Subsidiaries; or (iii) any Material Customer has or may stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to purchasing materials, products or services of the Company or any of its Subsidiaries (whether as a result of the consummation of the Contemplated Transactions or otherwise). The terms under which the Material Customers purchase materials, products or services of the Company and its Subsidiaries are on market terms and are the result of arms'-length transactions.

(b) Schedule 4.20(b) sets forth the top ten suppliers of the Company and its Subsidiaries on a consolidated basis (based on the dollar amount of purchases from such suppliers) the fiscal years ended December 31, 2012, December 31, 2013 and December 31, 2014 and for the one (1) month period ended January 31, 2015 and each additional supplier who based on such purchases of the Company or any of the Subsidiaries since December 31, 2014 would reasonably be expected to be a top ten supplier of the Company and its Subsidiaries on a consolidated basis for the year ended December 31, 2015 (the "Material Suppliers"). Except as set forth on Schedule 4.20(b), neither the Company nor any of its Subsidiaries has received notice, and to the Company's Knowledge no facts or circumstances exist to the effect, that (i) any Material Supplier intends to terminate its relationship with the Company or such Subsidiary; (ii) any dispute exists or is anticipated with any Material Supplier that, individually or in the aggregate, could reasonably be anticipated to be material and adverse to the Company or any of its Subsidiaries; or (iii) any Material Supplier has or may stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to supplying materials, products or services to the Company or any of its Subsidiaries (whether as a result of the consummation of the Contemplated Transactions or otherwise). The terms under which the Material Suppliers supply materials, products or services to the Company and its Subsidiaries are on market terms and are the result of arms'-length transactions.

(c) Schedule 4.20(c) sets forth the top ten Third-Party Payors of the Company and its Subsidiaries on a consolidated basis (based on the gross billings of the Company and its Subsidiaries) for the fiscal years ended December 31, 2012, December

31, 2013 and December 31, 2014 and for the one (1) month period ended January 31, 2015 (the "Material Third-Party Payor"). Except as set forth on Schedule 4.20(a), neither the Company nor any of its Subsidiaries has received notice, and to the Company's Knowledge no facts or circumstances exist to the effect, that (i) any Material Third-Party Payor intends to terminate its relationship with the Company or such Subsidiary; (ii) any dispute exists or is anticipated with any Material Third-Party Payor that, individually or in the aggregate, could reasonably be anticipated to be material and adverse to the Company or any of its Subsidiaries; or (iii) any Material Third-Party Payor has or may stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to the reimbursement of materials, products or services of the Company or any of its Subsidiaries sold to Customers (whether as a result of the consummation of the Contemplated Transactions or otherwise).

4.21 Brokers. Except as set forth on Schedule 4.21, no broker, finder or similar agent has been employed by or on behalf of the Company, and no Person with which the Company has had any dealings or communications of any kind is entitled to any brokerage commission or finder's fee in connection with this Agreement or the Contemplated Transactions.

4.22 Healthcare.

(a) The Company and each of its Affiliates are operating and always have operated in compliance with all applicable Health Care Laws. None of the Company, its Affiliates and their respective equityholders, directors, limited liability company managers, officers and personnel (whether employed or engaged as independent contractors) is in violation of or, to the Company's Knowledge, being investigated for violation of any Health Care Laws by which such Person is bound or to which any business activity or professional services performed by such Person for the Company and its Affiliates (including services provided to other Persons but arranged by the Company and its Affiliates) is subject.

(b) Schedule 4.22(b) lists all National Provider Identifiers and provider numbers for the Company and its Affiliates that participates in any Federal Health Care Program. The Company and each of its Affiliates that participates in any Federal Health Care Program is qualified to participate in such Federal Health Care Program and is duly enrolled and certified in such Federal Health Care Program as a provider of medical or administrative services at every location at which such Person has operations. The Company and its Affiliates are operating and always have operated in compliance with all Federal Health Care Program rules and regulations and all provisions of each Federal Health Care Program Contract to which it is party or by which it is bound. None of the Company and its Affiliates is party to an individual or corporate integrity agreement with the Office of Inspector General of the United States Department of Health and Human Services or otherwise has any continuing reporting obligations pursuant to any deferred prosecution, settlement or other agreement with any Government Authority. There is no litigation or proceeding (at law or in equity) or, to the Company's Knowledge, inquiry or investigation pending or, to the Company's Knowledge, threatened with respect to the termination or suspension of the participation by any of

the Company and its Affiliates in any Federal Health Care Program because of alleged violations of or non-compliance with applicable Federal Health Care Program regulations or other participation requirements.

(c) None of the Company and its Affiliates is or ever has been (i) debarred, excluded or suspended from participating in any Federal Health Care Program, (ii) subject to a civil monetary penalty assessed under Section 1128A of the Social Security Act or (iii) listed on the General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs.

(d) None of the directors, limited liability company managers, officers, personnel (whether employed or engaged as independent contractors) and authorized representatives of the Company and its Affiliates is or ever has been (i) debarred, excluded or suspended from participating in any Federal Health Care Program, (ii) subject to a civil monetary penalty assessed under Section 1128A of the Social Security Act, sanctioned, indicted or convicted of a crime, or pled nolo contendere or to sufficient facts, in connection with any allegation of violation of any Federal Health Care Program requirement or Health Care Law, (iii) listed on the General Services Administrative published list of parties excluded from federal procurement programs and non-procurement programs or (iv) designated a Specially Designated National or Blocked Person by the Office of Foreign Asset Control of the U.S. Department of Treasury.

(e) To the Company's Knowledge, none of the directors, limited liability company managers, officers, personnel (whether employed or engaged as independent contractors) and authorized representatives of the Company and its Affiliates has made any untrue statement of material fact or fraudulent statement to the FDA or any other Government Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Government Authority, or committed an act, made a statement or failed to make a statement that would reasonably be expected to provide the basis for the FDA or any other Government Authority to invoke its policy respecting "*Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities*" as set forth in 56 Fed. Reg. 46191 (September 10, 1991).

(f) The Company, its Affiliates and each of the facilities operated by them are accredited by accreditation organizations as reflected on Schedule 4.22(f). No accreditation organization has given notice of or, to the Company's Knowledge, threatened any revocation, suspension or restriction of any such accreditation. There is no Basis for any accreditation organization to revoke, suspend or restrict any pending accreditation or otherwise impair the rights of the holder of any such accreditation. No accreditation will be impacted as a result of the consummation of the Contemplated Transactions.

(g) The Company and its Affiliates have (i) timely filed all reports and billings required to be filed with respect to each Customer or Third-Party Payor, all of which were prepared in compliance with all applicable Laws governing reimbursement and claims and the payment policies of the applicable Customer or Third-Party Payor, (ii) paid all known and undisputed refunds, overpayments, discounts and adjustments

due with respect to any such report or billing, and there is no pending or, to the Company's Knowledge, threatened appeal, adjustment, challenge, audit (including written notice of an intent to audit), inquiry or litigation by any Customer or Third-Party Payor with respect to the billing practices and reimbursement claims of the Company and its Affiliates and (iii) never been audited or otherwise examined by any Customer or Third-Party Payor other than in the ordinary course of business. All billings submitted by the Company and its Affiliates since January 1, 2009 were for goods actually sold and services actually performed by the Company and its Affiliates in respect of eligible patients in accordance with the applicable payment rates of the applicable Third-Party Payor and the Company and its Affiliates have sufficient documentation that is required to support such billings.

(h) The Company and its Affiliates and, to the Company's Knowledge, their respective directors, limited liability company managers, officers, personnel (whether employed or engaged as independent contractors) and authorized representatives are operating and always have operated in compliance with the federal health care program anti-kickback statute (42 U.S.C. § 1320a-7b, et seq.), the federal physician self-referral law (commonly known as the Stark Law) (42 U.S.C. § 1395nn, et seq., and its implementing regulations, 42 C.F.R. Subpart J), and all other applicable Laws with respect to direct and indirect compensation arrangements, ownership interests or other relationships between such Person and any past, present or potential patient, physician, supplier, contractor, Customer, Third-Party Payor or other Person in a position to refer, recommend or arrange for the referral of patients or other health care business (a "Referral Source") or to whom such Person refers, recommends or arranges for the referral of patients or other health care business (a "Referral Recipient"). Schedule 4.22(h) lists all direct and indirect compensation arrangements, ownership interests and other financial relationships between any Referral Source or Referral Recipient and any of the Company, its Affiliates and their respective directors, limited liability company managers, officers, personnel (whether employed or engaged as independent contractors) and authorized representatives. None of the Company, its Affiliates and, to the Company's Knowledge, their respective directors, limited liability company managers, officers, personnel (whether employed or engaged as independent contractors) and authorized representatives has, directly or indirectly, (i) offered or paid any remuneration (in cash or in kind) to or made any financial arrangements with any Referral Source to obtain any patient referrals or other business or payments from any such Person, (ii) received or solicited any remuneration (in cash or in kind) from or made any financial arrangements with any Referral Recipient to make or deliver any patient or other health care business referrals, (iii) given or agreed to give any gift or gratuitous payment (in cash or in kind) to any such Referral Source or (iv) made or agreed to make any illegal contribution, gift or gratuitous payment (whether in money, property or services) to, or for the private use of, any Government Authority or any government official, employee or agent. No equityholder of the Company is a Referral Source to the Company or any of its Affiliates. None of the independent contractors providing services to the Company and its Affiliates currently provides or ever has provided, directly or indirectly, sales representative or marketing services to the Company and its Affiliates or their Referral Recipients.

(i) The Company and its Affiliates have and always have had privacy and security policies, procedures and safeguards that comply with then-applicable HIPAA requirements (collectively, "HIPAA Policies and Procedures"). The Company has provided to Investor complete and accurate copies of all HIPAA Policies and Procedures. The Company and its Affiliates have a written and signed business associate agreement with each Person who is a "business associate" (as defined in 45 C.F.R. § 160.103) of the Company or one of its Affiliates. None of the Company and its Affiliates has received written notice of, and there is no litigation, proceeding (at law or in equity) or, to the Company's Knowledge, inquiry or investigation pending or, to the Company's Knowledge, threatened with respect to, any alleged "breach" as defined in 45 C.F.R. § 164.402 (a "Breach") or any other violation of HIPAA by the Company, its Affiliates or their "workforce" (as defined under HIPAA). No Breach or other violation of HIPAA by the Company, its Affiliates or their "workforce" or successful "security incident" (as defined in 45 C.F.R. § 164.304) has occurred with respect to "protected health information" (as defined in 45 C.F.R. § 160.103) in the possession or under the control of the Acquired Companies.

(j) With respect to the generation, transportation, treatment, storage, disposal and other handling of Medical Waste, the Company and its Affiliates are operating and always have operated in compliance with the Medical Waste Tracking Act of 1988, 42 U.S.C. § 6992, et seq., the United States Public Vessel Medical Waste Anti-Dumping Act of 1988, 33 U.S.C. § 2501, et seq., the Marine Protection, Research and Sanctuaries Act of 1972, 33 U.S.C. § 1401 et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651, et seq., the United States Department of Health and Human Services, National Institute for Occupational Self-Safety and Health Infectious Waste Disposal Guidelines, Publication No. 88-119, et seq., and all other applicable Laws regulating Medical Waste or imposing requirements relating to Medical Waste.

(k) The Company and its Affiliates have not introduced into commercial distribution any finished products that were, upon their shipment by the Company and its Affiliates, adulterated or misbranded in violation of 21 U.S.C. § 331 or any other Health Care Law.

(l) None of the Company and its Affiliates employs or otherwise engages a physician to provide professional medical services for or on behalf of the Company or any of its Affiliates.

(m) The Company and its Affiliates have, and since January 1, 2009 have maintained, a compliance program having the elements of an effective compliance and ethics program identified in U.S.S.G. § 8B2.1. The Company has provided to Investor complete and accurate copies of all compliance program materials.

4.23 Affiliate Transactions. Except as set forth on Schedule 4.23, as of immediately following the Closing, none of the Company's Affiliates nor (as applicable) any of their respective officers, directors, equityholders, family group members or Affiliates (a) will be a party to any Contract or transaction (i) with the Company and/or any of its Subsidiaries or (ii) that pertains to the business or operation of the Company and/or any of its Subsidiaries (each, an

"Affiliate Agreement"), in each case, other than any employment (including compensation, benefits and travel advances in the ordinary course of business), non-competition, confidentiality or other similar Contracts between the Company and/or any of its Subsidiaries and any Person who is an officer, director or employee of the Company and/or any of its Subsidiaries, or (b) will own, lease or have any direct or indirect economic or other interest in any asset, tangible or intangible, that is used by the Company and/or any of its Subsidiaries in carrying out its business or operations. With respect to any Affiliate Agreement, (i) the terms and conditions of any such Affiliate Agreement are no less favorable to the Company and/or any of its Subsidiaries (as applicable) than could have been obtained from an unrelated third party, and (ii) such Affiliate Agreement was negotiated and entered into on an arms'-length, commercially reasonable basis.

4.24 Arm's Length. The Company acknowledges and agrees that Investor is acting solely in the capacity of an arm's length contractual counterparty to the Company with respect to the Contemplated Transactions (including in connection with determining the terms of the Issuance) and not as a financial advisor or fiduciary to, or agent of, the Company or any other Person. Additionally, Investor is not advising the Company or any other Person as to any legal, Tax, investment, accounting or regulatory matters in any jurisdiction. The Company shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the Contemplated Transactions, and Investor shall not have any responsibility or liability to the Company with respect thereto. Any review by Investor of the Company, the Contemplated Transactions or other matters relating to the Contemplated Transactions will be performed solely for the benefit of Investor and shall not be on behalf of the Company.

4.25 No Inconsistent Transaction. None of the Company or any of its Affiliates, or any Person acting on their behalf, is party to any Contract or other binding commitment to pursue, implement or effectuate any Inconsistent Transaction, or any discussions, plans, efforts, negotiations, or activities related to any transaction, which if consummated, would be an Inconsistent Transaction.

4.26 No Unlawful Payments. Neither the Company nor any of its Subsidiaries nor, to the Company's Knowledge, any current or former director, officer or employee of the Company or any of its Subsidiaries has, directly or indirectly: (a) offered, paid, delivered or otherwise used any funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (b) offered, delivered or made any direct or indirect unlawful payment to any official or employee of a Governmental Authority; (c) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977 or any comparable legislation applicable under foreign Law; or (d) offered, delivered, made or received any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

4.27 No Other Representations and Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE COMPANY MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE COMPANY OR ITS SUBSIDIARIES OR ANY OF THEIR RESPECTIVE ASSETS, LIABILITIES OR OPERATIONS, INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.

INVESTOR HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT TO THE EXTENT SET FORTH IN THIS AGREEMENT, INVESTOR IS ACQUIRING THE SHARES ON AN "AS IS, WHERE IS" BASIS. THE DISCLOSURE OF ANY MATTER OR ITEM IN ANY SCHEDULE HERETO WILL NOT BE DEEMED TO CONSTITUTE AN ACKNOWLEDGEMENT THAT ANY SUCH MATTER IS REQUIRED TO BE DISCLOSED.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF INVESTOR

Investor represents and warrants to the Company as of the date of this Agreement and as of the Closing as follows:

5.1 Existence and Good Standing. Investor is a Delaware limited liability company, duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Investor is duly qualified to do business, and in good standing, in each jurisdiction in which the character of the properties owned or leased by it or in which the conduct of its business requires it to be so qualified, except where the failure to be so qualified or to be in good standing would not have a material adverse effect on Investor.

5.2 Validity and Enforceability. Investor has the requisite limited liability power and authority to execute and deliver this Agreement and the Ancillary Agreements, and to consummate the Contemplated Transactions. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated herein and therein have been duly and validly authorized by all necessary limited liability company action on the part of Investor. This Agreement has been duly and validly executed and delivered by Investor and, assuming due authorization, execution and delivery by the Company, represents the legal, valid and binding obligation of Investor, enforceable against Investor in accordance with its terms, except as limited by the General Enforceability Exceptions.

5.3 No Conflict; Required Filings and Consents.

(a) Neither the execution and delivery of this Agreement or any Ancillary Agreements to which Investor is a party, nor the consummation by Investor of the transactions contemplated herein or therein nor compliance by Investor with any of the provisions hereof, will (i) conflict with or result in a breach of any provisions of the Organizational Documents of Investor, (ii) constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation or imposition of any Lien upon, any property or assets of Investor or, pursuant to any Contract to which it is a party or by which it or any of its properties or assets may be subject, and that would, in any such event, have a material adverse effect on Investor, or (iii) subject to receipt of the requisite approvals referred to in Schedule 5.3(b), violate any Law applicable to Investor or any of its properties or assets.

(b) Other than as set forth in Schedule 5.3(b), no Consent is necessary for the consummation by Investor of the transactions contemplated in this Agreement.

5.4 Brokers. No broker, finder or similar agent has been employed by or on behalf of Investor, and no Person with which Investor has had any dealings or communications of any kind is entitled to any brokerage commission or finder's fee in connection with this Agreement or the Contemplated Transactions.

ARTICLE VI
COVENANTS AND AGREEMENTS

6.1 Certain Bankruptcy Matters. Except as expressly set forth in this Agreement, the Plan or the Restructuring Support Agreements, or as required by applicable Law, during the period from the date of this Agreement to the Closing Date, the Company shall, and shall cause each of its Subsidiaries to:

(a) (i) support, and take all reasonable actions necessary or reasonably requested by Investor to facilitate approval of the Transaction Termination Fee, the solicitation, confirmation and consummation of the Restructuring, the Plan and the Contemplated Transactions; (ii) not take any action that is inconsistent with, or that would reasonably be expected to prevent, interfere with, delay or impede the approval of, the Transaction Termination Fee, the Disclosure Statement, the solicitation of votes on the Plan and the confirmation and consummation of the Plan and the Restructuring; and (iii) use commercially reasonable efforts to obtain any and all required regulatory or third-party approvals, if any, for the Restructuring embodied in the Plan;

(b) commence solicitation of the Plan in accordance with section 1126(b) of the Bankruptcy Code on or before April 9, 2015, and commence the Chapter 11 Cases on or before March 5, 2015;

(c) file on the Petition Date such first day motions and pleadings that are reasonably acceptable, in form and substance, to Investor;

(d) file the DIP Motion, the Plan and the Disclosure Statement with the Bankruptcy Court on the Petition Date;

(e) use its commercially reasonable efforts to obtain interim approval of the DIP Order, including approval of the Transaction Termination Fee, no later than March 12, 2015; approval of the Disclosure Statement no later than April 5, 2015; and obtain the Confirmation Order as promptly as reasonably practicable and in no event later than May 10, 2015 (such date that the Confirmation Order is entered, the "Confirmation Date");

(f) use its commercially reasonable efforts to cause the Confirmation Order to become effective and enforceable immediately upon its entry and to have the period in which an appeal thereto must be filed commence immediately upon its entry, and, in any event, satisfy all conditions to the effectiveness of the Plan and consummate the Plan as promptly as reasonably practicable and in no event later than May 25, 2015;

(g) provide draft copies of all other material pleadings the Company intends to file with the Bankruptcy Court to Investor or its representatives within a reasonable

time prior to filing such pleading, which pleadings shall be reasonably acceptable, in form and substance, to Investor;

(h) complete and file the such other applicable motions, applications or proceedings as may be reasonably necessary to consummate the Contemplated Transactions within the timeframes contemplated herein, which such documents shall contain terms and conditions consistent with this Agreement and the Plan and shall otherwise be reasonably acceptable to Investor;

(i) timely file with the Bankruptcy Court a formal written objection to any motion filed with the Bankruptcy Court by a third party seeking the entry of an order (i) directing the appointment of an examiner with expanded powers or a trustee, (ii) converting any of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (iii) dismissing any of the Chapter 11 Cases or (iv) modifying or terminating the Company's exclusive right to file or solicit acceptances of a plan of reorganization; and

(j) provide to Investor or its representatives, no later than two (2) calendar days before the Petition Date, a schedule of executory Contracts and unexpired Leases the Company intends to reject, which schedule shall be in form and substance reasonably acceptable to Investor.

6.2 Automatic Stay. The Company acknowledges and agrees and shall not dispute that after the commencement of the Chapter 11 Cases, the giving of notice of termination by any party pursuant to this Agreement shall not be a violation of the automatic stay of Section 362 of the Bankruptcy Code (and the Company hereby waives, to the greatest extent possible, the applicability of the automatic stay to the giving of such notice).

6.3 Approval of Transaction Termination Fee. On the Petition Date, whether as a stand-alone motion, or as part of the DIP Motion, each in form and substance acceptable to the Investor, the Company shall seek Bankruptcy Court approval of the Transaction Termination Fee described in Section 8.5 below. The Company agrees that it shall use its commercially reasonable efforts to (a) obtain a waiver of Bankruptcy Rule 6004(h) and request that the DIP Order (which shall include approval of the Transaction Termination Fee) be effective immediately upon its entry by the Bankruptcy Court, and cause such order not to be revised, modified or amended by the Confirmation Order or any other further order of the Bankruptcy Court, (b) fully support the motion and any application seeking Bankruptcy Court approval and authorization to pay the Transaction Termination Fee under this Agreement as an administrative expense of the Company's estate and (c) obtain approval of the Transaction Termination Fee no later than March 12, 2015.

6.4 Interim Operations of the Company. From the date hereof until the Closing or the earlier termination of this Agreement, except as set forth in Schedule 6.4 or as specifically contemplated by this Agreement, unless Investor has previously consented in writing thereto, (a) the Company will, and will cause its Affiliates to, conduct the Company's and its Subsidiaries' business in the ordinary course of business, and use their reasonable best efforts to preserve intact the business organization and goodwill of the Company and its Subsidiaries and their current material relationships, including those with Governmental Authorities, customers,

suppliers, counterparties, lessors, creditors, employees and agents and (b) the Company shall not, and shall cause its Affiliates not to:

(a) (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of the capital stock of the Company or any of its Subsidiaries, or (ii) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(b) adjust, split, combine or reclassify any capital stock or equity interests or issue or propose or authorize the issuance of any other securities (including options, profit interest, warrants or any similar security exercisable for, or convertible into, such other security);

(c) incur or commit to incur any capital expenditure or authorization or commitment with respect thereto, or delay or fail to make any material capital expenditures, in each case, except as set forth on Schedule 6.4;

(d) acquire or agree to acquire by merging or consolidating with, or purchase any portion of the stock of, or other ownership interests in, or substantial portion of assets of, or by any other manner, any business or any corporation, partnership, association, joint venture, limited liability company;

(e) sell, lease, mortgage, pledge, grant any Lien on or otherwise encumber or dispose of any of its properties (including the Real Property) or assets (whether tangible or intangible), including on the capital stock or equity interests of the Company or discharge or cause the satisfaction of any material Lien or obligation other than current liabilities in the ordinary course of business consistent with past practices;

(f) (i) incur or permit to exist any Company Debt, except as permitted pursuant to and in accordance with the DIP Order, (ii) waive, cancel or modify any Company Debt, claims or rights, (iii) make any loan or advances to any Person or (iv) guarantee any Company Debt of any Person (other than the Company or any of its Subsidiaries) or enter into any "keep well" or other agreement to maintain any financial condition of another Person (other than a Subsidiary of the Company) or enter into any arrangement having the economic effect of any of the foregoing;

(g) (i) other than in the ordinary course of business in a manner that is consistent with past practice, enter into, assume, amend, waive, reject (whether pursuant to section 365 of the Bankruptcy Code or otherwise), or terminate any Material Contract, material permit or unexpired Lease, or any provision thereof, (ii) enter into any settlement of any material Proceeding relating to a Material Contract or (iii) enter into any Contract that would not be a Material Contract, that delays or is reasonably expected to impede or materially delay the Contemplated Transactions, including the Closing;

(h) adopt or propose any amendments to any of the Company's or its Subsidiaries' Organizational Documents or take any steps to incorporate or organize any Subsidiary, except, in each case, in furtherance of the Restructuring or the Contemplated

Transactions (and approved by Investor to the extent not expressly set forth in this Agreement or the Plan);

(i) fail to maintain the Leased Property in substantially the same condition as of the date of this Agreement, ordinary wear and tear excepted;

(j) except (i) as required by the terms of an existing Contract, agreement, arrangement, plan or policy disclosed to Investor on a Schedule to this Agreement or in the Exchange Act Documents or provided in the Plan or (ii) as required to comply with Law, (A) enter into, adopt, amend or terminate any Employee Plan, (B) increase in any manner the compensation or benefits of any director or officer, or management level employee of the Company or any of its Subsidiaries, or (C) enter into, renew (other than automatically without action by either party) or terminate any Contract, agreement, commitment or arrangement providing for the payment of compensation or benefits to any director or officer, or management level employee of the Company or any of its Subsidiaries;

(k) implement any employee layoffs that could implicate the WARN Act;

(l) commence any Proceeding, (other than a Proceeding as a result of a Proceeding commenced against the Company or any of its Subsidiaries), or compromise, settle or agree to settle any Proceeding;

(m) change materially its financial or tax accounting methods, elections, principles, periods or practices, except insofar as may have been required by a change in GAAP or applicable Law;

(n) amend or modify (other than technical, non-substantive modifications, which changes shall not in any event be adverse in any material respect to Investor) the Restructuring Support Agreements or the Plan;

(o) withdraw or revoke the Restructuring Support Agreements or the Plan or publicly announce its intention not to pursue the Restructuring Support Agreements or the Plan;

(p) file any motion, application or pleading with the Bankruptcy Court (including any modifications or amendments thereof) that, in whole or in part, is not consistent in any material respect with this Agreement, the Restructuring Support Agreements or the Plan;

(q) take any action inconsistent with, or omit to take any action required by, this Agreement, the Ancillary Agreements or the Plan;

(r) make any changes to the working capital policies applicable to the Company and its Subsidiaries;

(s) reject, or take any action with the purpose of rejecting, any executory Contract or unexpired Lease of the Company or any of its Subsidiaries;

(t) take any action (or fail to take any action) that could reasonably be expected to result in the loss, lapse, abandonment, invalidity, or unenforceability of any Purchased Intellectual Property;

(u) enter into any deferred prosecution, settlement or other agreement with any Government Authority, or admit liability in respect of or otherwise settle any litigation or proceeding (at law or in equity) or, to the Company's Knowledge, inquiry or investigation pending or, to the Company's Knowledge, threatened with respect to the compliance of the Company and its Affiliates with applicable Health Care Laws and requirements of Third-Party Payors; or

(v) commit or agree to take any of the foregoing actions.

6.5 Financing.

(a) Prior to the Closing, the Company shall provide such cooperation as is reasonably requested by Investor that is necessary or advisable for Investor's timely arrangement of any financing that is contemplated in connection with the Contemplated Transactions (the "Debt Financing"), including: (i) reasonably assisting in the preparation of a confidential information memorandum with respect to a syndicated bank financing and a rating agency presentation with respect to the Debt Financing; (ii) delivering such financial and statistical information and projections (and other materials and information) relating to the Company and its Subsidiaries as may be reasonably requested in connection with the Debt Financing; (iii) making appropriate employees and outside accountants of the Company and its Subsidiaries reasonably available at reasonable times as reasonably required in respect of the Debt Financing; (iv) using all commercially reasonable efforts to obtain accountants' comfort letters, appraisals, surveys, engineering reports, title insurance and other documentation and items relating to the Debt Financing as reasonably requested by Investor; (v) providing unaudited monthly and quarterly financial statements within fifteen (15) days of the end of each month (or within thirty (30) days of the end of each quarter, as applicable) prior to the Closing Date; (vi) using all commercially reasonable efforts to execute and deliver any pledge and security documents, other definitive financing documents or other certificates or documents as may be reasonably requested by Investor; provided, that no obligation of the Company under such executed documents shall be effective until the Closing; and (vii) using all commercially reasonable efforts to obtain waivers, Consents, estoppels and approvals from other parties to material leases, Liens and Contracts to which the Company is a party and, as requested by Investor, to arrange discussions among Investor and its financing sources with such other parties. The Company hereby consents to the use of its logo as may be reasonably necessary in connection with the Debt Financing; provided that such logo is used solely in a manner that is not intended to nor reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries and their respective marks.

(b) The Company shall obtain the use of cash collateral and debtor-in-possession financing pursuant to an order entered by the Bankruptcy Court (the "DIP Order"), the form and substance of which is acceptable to Investor.

6.6 Reasonable Access; Confidentiality.

(a) From the date hereof until the Closing Date or the earlier termination of this Agreement, and subject to applicable Law, the Company and its Subsidiaries shall give Investor and its Representatives reasonable access, during normal business hours, to the assets, properties, books, records, agreements, employees and other personnel, customers, supplier, vendors and any other significant business relationships of the Company and its Subsidiaries and shall permit Investor to make such inspections as it may reasonably require and to furnish Investor during such period with all such information relating to the Company and its Subsidiaries as Investor may from time to time reasonably request. Notwithstanding anything to the contrary contained in this Agreement, the Company is not required to provide any information or access that such Person believes could violate applicable Law or the terms of any confidentiality agreement or confidentiality provision in any Contract; provided the Company shall use all commercially reasonable efforts to provide to Investor (or its agents) a description of such information, agreement, provision or facts.

6.7 Publicity. Except as may be required to comply with the requirements of any applicable Law, no party will issue any press release or other public announcement relating to the subject matter of this Agreement or the Contemplated Transactions without the prior approval (which approval will not be unreasonably withheld, conditioned or delayed) of the other party, unless disclosure is otherwise required by applicable Law, in which case such party will use reasonable best efforts to allow the party adequate time to review prior to making any required disclosures. Notwithstanding anything to the contrary in this Agreement, in no event shall either Section 6.7 or Section 6.6 limit disclosure by Investor and/or any of its Affiliates to any direct or indirect investors in any such Person, as applicable, or in connection with normal fund raising and related marketing or informational or reporting activities of Investor and/or any such Affiliate.

6.8 Notice of Events. During the period from the date of this Agreement to the Closing Date or the earlier termination of this Agreement, the Company shall promptly advise Investor in writing if it becomes aware of the occurrence, or non-occurrence, of any event, condition or circumstance occurring at any time (whether before or after the date of this Agreement) which (a) has caused, or could reasonably be expected to cause, any representation or warranty made by the Company to become, misleading, untrue or inaccurate, (b) would constitute a violation or breach of this Agreement or cause any failure by any such party to comply with or satisfy any covenant, Closing condition or agreement to be complied with or satisfied by any such party hereunder or (c) which would reasonably be expected to delay or otherwise materially affect the Company's ability to consummate the Restructuring in accordance with the term of the Plans. In addition, Investor shall promptly notify the Company if Investor obtains knowledge that any of its representations and warranties in this Agreement and the disclosure schedules attached hereto are not true and correct in all material respects, or if

Investor obtains knowledge of any material errors in, or omissions from, such disclosure schedules provided by Investor hereunder.

6.9 All Commercially Reasonable Efforts; Cooperation. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and to obtain satisfaction or waiver of the conditions precedent to the consummation of the Contemplated Transactions, including (a) obtaining all of the necessary actions or nonactions, waivers, Consents and approvals from Governmental Authorities and/or other third parties and the making of all filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid a Proceeding by, any Governmental Authority and/or other third parties, (b) defending any Proceeding challenging this Agreement or the consummation of the Contemplated Transactions and (c) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Notwithstanding anything to the contrary in this Agreement, Investor shall not be required to (i) sell, license, divest, dispose of or hold separate, or agree to sell, license, divest, dispose of or hold separate, any assets, services or businesses of either Investor or the Company, or otherwise take or commit to take any action that reasonably could limit its freedom of action with respect to, or its ability to retain, one or more businesses, services or assets or (ii) litigate or defend against any administrative or judicial action or proceeding (including any proceeding seeking a temporary restraining order or preliminary injunction) challenging any of the transactions contemplated hereby as violating the HSR Act or any other law that is designed or intended to prohibit, restrict, or regulate antitrust, monopolization, restraint of trade or competition.

6.10 Financial Information. The Company shall provide to Investor (a) an unaudited consolidated balance sheet and related unaudited consolidated statements of operations, consolidated statements of stockholders' equity and consolidated statements of cash flows for each month, beginning January 31, 2015 until the Effective Date (the "Monthly Financial Statements"), in each case, as promptly as practicable and in any event within fifteen (15) days of the end of each month (or within thirty (30) days of the end of each quarter, as applicable), (b) copies of any materials, correspondence and other information that is (i) provided by or on behalf of the Company to the lender(s) under the debtor-in-possession financing, or (ii) received by the Company or on its behalf from the lender(s) under the debtor-in-possession financing, in each case, promptly upon receipt or delivery thereof, (c) a 13-week cash flow forecast and (d) such other information as is reasonably requested by Investor. The Monthly Financial Statements, except as indicated therein and the absence of footnote disclosures and year-end adjustments, shall be prepared in accordance with GAAP and shall fairly present in all material respects the financial position, results of operations and cash flows of the Company as of the dates indicated and for the periods specified.

6.11 401(k) Plan Matters. At the written request of Investor provided no later than 10 Business Days prior to the Closing Date, the Company shall, at least one (1) Business Day prior to the Closing Date, cease contributions to, and adopt written resolutions (or take other necessary and appropriate action) to terminate, the Company's 401(k) plan (the "Company 401(k) Plan")

and to one hundred percent (100%) vest all participants under the Company 401(k) Plan, such termination and vesting to be effective no later than the Business Day preceding the Closing Date; provided, however, that such Company 401(k) Plan cessation of contributions, vesting and termination may be made contingent upon the Closing.

6.12 Securities. The Company shall deregister all classes of its securities with the Securities and Exchange Commission and take all steps required to terminate its filling obligations under the Exchange Act.

ARTICLE VII
CONDITIONS TO CLOSING

7.1 Conditions to Obligations of the Parties. The respective obligations of the Company and Investor to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver (if permitted by applicable Law and in any event in each applicable party's sole and absolute discretion) at or prior to the Closing of each of the following conditions:

(a) none of the parties hereto will be subject to any Order of a court of competent jurisdiction that prohibits the consummation of the transactions contemplated by this Agreement. Subject to Section 6.9 hereof, if any such Order has been issued, each party shall use all commercially reasonable efforts to have any such Order overturned or lifted;

(b) no Proceeding shall be pending or threatened before any Governmental Authority wherein an unfavorable injunction, judgment, order, decree, ruling, or charge could (i) prevent consummation of any of the transactions contemplated by this Agreement, or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation;

(c) no Law shall have been adopted or promulgated as of the Closing Date having the effect of making the transactions contemplated herein illegal or otherwise prohibiting consummation of, or making void or voidable, the transactions contemplated herein; and

(d) if the purchase of the Shares by Investor pursuant to this Agreement is subject to the terms of the HSR Act or any foreign competition Laws, the applicable waiting periods shall have expired or been terminated thereunder with respect to such purchase.

7.2 Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver (if permitted by applicable Law and in any event in the Company's sole and absolute discretion) at or prior to the Closing of each of the following additional conditions:

(a) Confirmation Order. The Confirmation Order shall have been entered by the Bankruptcy Court and such order shall have become a Final Order.

(b) Conditions to Confirmation. The conditions to confirmation and the conditions to the Effective Date set forth in the Plan shall have been satisfied (or waived with the consent of Investor) in accordance with the Plan, and the Effective Date shall have occurred.

(c) Representations and Warranties. The representations and warranties of Investor set forth in this Agreement will be true and correct in all respects (provided that any representation or warranty of Investor contained herein that is subject to a qualification and/or limitation, including any materiality, material adverse effect, dollar amount or similar qualification or limitation, will not be so qualified or limited and such dollar amounts, limitations and/or qualifications shall be given no effect for purposes of determining the existence of any breach thereof on the part of Investor) as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date), except for such breaches that would not, individually or in the aggregate with any other breaches on the part of Investor, materially and adversely affect the ability of Investor to consummate the transactions contemplated by this Agreement;

(d) Agreements and Covenants. Each of the agreements and covenants of Investor to be performed and complied with by Investor pursuant to this Agreement prior to the Closing Date will have been duly performed and complied with in all material respects; and

(e) Closing Deliveries. Investor will have delivered to the Company the items required by Section 3.3 of this Agreement.

7.3 Conditions to Obligations of Investor. The obligations of Investor to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver (if permitted by applicable Law and in any event in Investor's sole and absolute discretion) at or prior to the Closing of each of the following conditions:

(a) DIP Order. The DIP Order shall have been entered by the Bankruptcy Court in a form reasonably satisfactory to Investor, and the DIP Order shall have become a Final Order.

(b) Confirmation Order. The Confirmation Order, in form and substance reasonably acceptable to Investor, shall have been entered by the Bankruptcy Court and such order shall have become a Final Order.

(c) Plan. The Plan, as approved by the Bankruptcy Court, shall be consistent with Exhibit A and otherwise include terms and conditions satisfactory to Investor in its sole discretion.

(d) Disclosure Statement. The Disclosure Statement, as approved by the Bankruptcy Court, shall be in form and substance reasonably acceptable to Investor and the Bankruptcy Court shall have entered the order approving the Disclosure Statement and confirming the Plan, which order shall otherwise be in form and substance

reasonably acceptable to Investor, and the order approving the Disclosure Statement and confirming the Plan shall be a Final Order.

(e) Company Equity. All of the interests and rights to acquire capital stock or other equity interests (or to exchange therefor or convert thereto) of the Company shall have been cancelled, other than the Shares to be issued in connection with the Issuance pursuant to the Plan.

(f) Conditions to Confirmation. The conditions to confirmation and the conditions to the Effective Date set forth in the Plan shall have been satisfied (or waived with the consent of Investor) in accordance with the Plan, and the Effective Date shall have occurred.

(g) Assumption of Agreement. The Company shall have assumed this Agreement pursuant to section 365 of the Bankruptcy Code.

(h) Valid Issuance. The Shares shall be, upon payment of the Purchase Price as provided herein, duly authorized, validly issued, fully paid, non-assessable and free and clear of all Taxes, Encumbrances, pre-emptive rights, rights of first refusal, subscription and similar rights.

(i) Company Representations and Warranties. The representations and warranties of the Company set forth in this Agreement will be true and correct in all respects (provided that any representation or warranty of the Company contained herein that is subject to a qualification and/or limitation, including any materiality, "Material Adverse Effect", dollar amount or similar qualification or limitation, will not be so qualified or limited and such dollar amounts, limitations and/or qualifications shall be given no effect for purposes of determining the existence of any breach thereof on the part of the Company) as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date), except where the failure of such representations and warranties (other than the representations and warranties set forth in Sections 4.1, 4.2, 4.3, 4.4 and 4.21) to be so true and correct would not, individually or in the aggregate with any other such failures or breaches on the part of the Company, have or be reasonably expected to have a Material Adverse Effect or materially and adversely affect the ability of the Company to consummate the transactions contemplated by this Agreement.

(j) Organizational Documents. The Organizational Documents of the Company and its Subsidiaries shall have been amended, and shall have been filed with the Secretary of State of the State of Nevada to be effective as such as of the Closing, to reflect terms consistent with this Agreement, the Plan and the Restructuring Support Agreements and are otherwise in form and substance satisfactory to Investor, and Investor shall have received from the Company a certificate of the Secretary of the Company certifying as to such Organizational Documents.

(k) Board Composition. Effective upon the Closing, the composition of the Company's Board shall be as set forth on Schedule 7.3(k) attached hereto.

(l) Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any changes or events that, individually or in the aggregate, have had or would reasonably be expected to result in a Material Adverse Effect.

(m) Company Agreements and Covenants. Each of the agreements and covenants of the Company to be performed and complied with by the Company pursuant to this Agreement prior to or as of the Closing Date will have been duly performed and complied with in all material respects.

(n) Securities. The Company shall have deregistered all classes of its securities with the Securities and Exchange Commission and taken all steps required to terminate its filling obligations under the Exchange Act.

(o) Closing Deliveries. The Company will have delivered to Investor the items required by Section 3.2 of this Agreement.

(p) Change in Condition of Real Property. No damage or destruction or other change has occurred with respect to any of the Leased Real Property or any portion thereof that, individually or in the aggregate, would have a material adverse effect on the use or occupancy of the Leased Real Property or the operation of the business.

7.4 Frustration of Closing Conditions. Neither Investor nor the Company may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was caused by such party's failure to comply with its obligations to consummate the transactions contemplated by this Agreement as required by Section 6.9.

ARTICLE VIII
TERMINATION OF AGREEMENT

8.1 Termination by Investor. This Agreement may be terminated and the Contemplated Transactions may be abandoned at any time by Investor by written notice to the Company:

(a) if the Company fails to comply with any of its obligations pursuant to or meet any of the milestones set forth in Section 6.1 hereof;

(b) if the Company does not file an executed copy of this Agreement, together with all of the exhibits and schedules hereto, with the Bankruptcy Court on the Petition Date (if it occurs);

(c) if (i) the Company has breached or failed to perform any of their covenants or other agreements contained in this Agreement to be complied with by it such that the closing condition set forth in Section 7.3(m) would not be satisfied or (ii) there exists a breach of any representation or warranty of the Company contained in this Agreement such that the closing condition set forth in Section 7.3(i) would not be satisfied, and in the case of both clauses (i) and (ii) above, such breach or failure to

perform is not cured within 5 days after receipt of written notice thereof or is incapable of being cured by the Company on or prior to the End Date;

(d) if the Effective Date has not occurred on or prior to June 5, 2015, (the "End Date");

(e) if any Restructuring Support Agreement shall have been terminated as to (i) Investor, (ii) the Company or (iii) any Supporting Party;

(f) if the Bankruptcy Court enters an Order (i) directing the appointment of an examiner with expanded powers or a trustee, (ii) converting any of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, or (iii) dismissing any of the Chapter 11 Cases; or

(g) if the Company (or any of its direct or indirect equity owners) makes a public announcement, enters into an agreement, or files any pleading or document with the Bankruptcy Court, evidencing its intention to support or participate in, or otherwise supports or participates in, any Inconsistent Transaction.

8.2 Termination by the Company. Prior to the entry of the Confirmation Order, this Agreement may be terminated and the Contemplated Transactions may be abandoned by the Company by written notice to Investor, in the event that the Company's Board of Directors approves an Inconsistent Transaction; provided, that in order for the termination of this Agreement pursuant to this Section 8.2 to be effected, simultaneously with delivery by the Company to Investor of notice of such termination, the Company shall have paid, in full, the payments contemplated by Section 8.5.

8.3 Termination by Mutual Agreement. This Agreement may be terminated at any time:

(a) by written consent of the Company and Investor; or

(b) by Investor or the Company, upon written notice to the other party, if a Governmental Authority of competent jurisdiction has issued an Order permanently enjoining or otherwise prohibiting the consummation of the Contemplated Transactions, and such Order has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.3(b) shall not be available to any party whose breach of any provision of this Agreement results in or causes such Order or other action.

8.4 Effect of Termination. In the event of termination of this Agreement pursuant to this ARTICLE VIII, except as set forth in Section 8.5, this Agreement shall become void and have no further force or effect and no party will have any liability or any further obligation to any other party, except as provided in this Section 8.4. The obligations of the parties to this Agreement under this Section 8.4, Sections 2.5, 6.7 and 8.5 and ARTICLE I and ARTICLE X will survive any termination of this Agreement. The Company hereby acknowledges and agrees and shall not dispute that, after the Petition Date, the giving of notice of termination by Investor pursuant to this Agreement shall not be a violation of the automatic stay of section 362 of the

Bankruptcy Code (and each such person hereby waives, to the greatest extent possible, the applicability of the automatic stay to the giving of such notice).

8.5 Transaction Termination Fee.

(a) In the event of a termination of this Agreement prior to the Closing pursuant to Sections 8.1(c), 8.1(g) or 8.2, whether or not parties are then party, voluntarily or involuntarily, to a Proceeding under the Bankruptcy Code and whether in connection with the Restructuring, the Restructuring Support Agreements, the Plan or any other in- or out-of-court restructuring, including a plan under the Bankruptcy Code sponsored by the Company or any other Person, then the Company will pay Investor, as liquidated damages, a payment of $460,000 by wire transfer of immediately available funds to an account designated by Investor (the "Transaction Termination Fee"). For the avoidance of doubt, no Transaction Termination Fee shall be earned or payable whatsoever if the Closing occurs, notwithstanding any breaches of any covenants or any other breaches by the Company under this Agreement.

(b) Any such payments pursuant to this Section 8.5 will be earned and payable by the Company to Investor immediately upon the effective date of the termination of this Agreement. Investor and the Company agree that it would be impractical and extremely difficult to determine the extent of any damages to Investor that might result from a termination of this Agreement by the Company under such circumstances. Therefore, the parties acknowledge and agree that any payment to Investor made pursuant this Section 8.5 will be paid as liquidated damages and the parties' good faith estimate of the actual potential damages to Investor for any such termination. For the avoidance of doubt, no Transaction Termination Fee shall be payable to Investor pursuant to this Section 8.5 if this Agreement is terminated for any reason other than pursuant to Sections 8.1(c), 8.1(g) or 8.2.

ARTICLE IX
TAX MATTERS

9.1 Transfer Taxes. All transfer, documentary, sales, use, registration, stamp and other such Taxes and conveyancing fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement ("Transfer Taxes") shall be paid by the Company, and the Company will file all necessary Tax Returns and other documentation with respect to such Transfer Taxes.

9.2 Cooperation on Tax Matters. Investor and the Creditors' Representative shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information that are reasonably relevant to any such Tax Return, audit, litigation or other Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Investor and the Creditors' Representative further agree, upon request, to use their reasonable efforts to obtain any

certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the Contemplated Transactions).

ARTICLE X
MISCELLANEOUS AND GENERAL

10.1 Successors and Assigns. This Agreement is binding upon and inures to the benefit of the parties hereto and their respective successors and assigns, but is not assignable by any party without the prior written consent of the other parties hereto; provided that Investor may, without the prior written consent of any party, assign any or all of its rights hereunder to (a) one or more of its Affiliates (but no such assignment shall relieve Investor of its obligations hereunder if such assignee does not perform), (b) any lender for collateral purposes or (c) any future purchaser of all or substantially all of the equity securities or assets of the Company.

10.2 Third Party Beneficiaries. Each party hereto intends that this Agreement does not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto.

10.3 Further Assurances. The parties shall execute such further instruments and take such further actions as may reasonably be necessary to carry out the intent of this Agreement. Each party hereto shall use its commercially reasonable efforts to cooperate affirmatively with the other parties, to the extent reasonably requested by such other parties, to enforce rights and obligations herein provided.

10.4 Notices. Any notice, direction or other communication given regarding the matters contemplated by this Agreement (each, a "Notice") must be in writing, sent by personal delivery, electronic mail, courier or facsimile and addressed:

If to the Company (only after Closing) or Investor:

Precise Analytical, LLC
12015 East 46th Ave, Suite 250
Denver, CO 80239
Attention: David Lowenberg
E-mail: dalowenberg@gmail.com

with a copy (which shall not constitute notice to the Company or Investor) to:

Waud Capital Partners L.L.C.
300 North LaSalle Street, Suite 4900
Chicago, Illinois 60654
Attention: Matthew W. Clary and Mark Flower
Fax: (312) 676-8444
E-mail: mclary@waudcapital.com and mflower@waudcapital.com

with a copy (which shall not constitute notice to the Company or Investor) to:

Kirkland & Ellis LLP
300 North LaSalle
Chicago, IL 60654
Attention: Richard Porter, P.C.
Fax: (312) 862-2200
E-mail: rporter@kirkland.com

If to the Company (only prior to Closing):

Assured Pharmacy, Inc.
5600 Tennyson Parkway
Suite 390
Plano, TX 75024
Attention: Robert DelVecchio
Fax: (972) 473-4034
E-mail: rdelvecchio@assuredrxservices.com

with a copy (which shall not constitute notice to the Company) to:

Cox Smith Matthews Incorporated
1201 Elm Street
Suite 3300
Dallas, TX 75270
Attention: George Tarpley
Fax: (214) 698-7818
E-mail: gtarpley@coxsmith.com

A Notice is deemed to be given and received (a) if sent by personal delivery or courier, on the date of delivery if it is a Business Day and the delivery was made prior to 4:00 p.m. (local time in place of receipt) and otherwise on the next Business Day, or (b) if sent by facsimile, on the Business Day following the date of confirmation of transmission by the originating facsimile, or (c) if sent by electronic mail, when the sender receives an email from the recipient acknowledging receipt, provided that an automatic "read receipt" does not constitute acknowledgment of an email for purposes of this Section 10.4. Any party may change its address for service from time to time by providing a Notice in accordance with the foregoing. Any element of a party's address that is not specifically changed in a Notice will be assumed not to be changed. Sending a copy of a Notice to a party's legal counsel as contemplated above is for information purposes only and does not constitute delivery of the Notice to that party. The failure to send a copy of a Notice to legal counsel does not invalidate delivery of that Notice to a party.

10.5 Entire Agreement. This Agreement, the Plan and the Restructuring Support Agreements contain the complete agreement between the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings between the parties hereto with respect thereto, whether written or oral, express or implied.

10.6 Captions; Interpretation. The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement. The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement refer to this Agreement as a whole (including any schedules and exhibits hereto) and not to any particular provision of this Agreement, and all Article, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified. Any capitalized terms used in any schedule or exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement. The words "include," "includes" and "including" will be deemed to be followed by the phrase "without limitation". The word "if" means "if and only if." The meanings given to terms defined herein will be equally applicable to both the singular and plural forms of such terms. Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms. All references to "dollars" or "$" will be deemed references to the lawful money of the United States of America. Except as otherwise provided in this Agreement, any reference in this Agreement to a statute refers to such statute and all rules and regulations made under it, as it or they may have been or may from time to time be amended, re-enacted or replaced. All computations of interest shall be made on the basis of a year of 365 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable.

10.7 Amendment. This Agreement may be amended or modified only by an instrument in writing duly executed by the Company and Investor; provided, that no amendment may be made that is prohibited by Law or that alters the terms, substance or meaning of the agreements, rights, liabilities, covenants or indemnities contained in this Agreement in any material adverse respect without the approval of the affected parties.

10.8 Waiver. At any time prior to the Closing Date, the Company and Investor may (a) extend the time for the performance of any of the obligations or other acts of the parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein, to the extent permitted by applicable Law. Any agreement to any such extension or waiver will be valid only if set forth in a writing signed by the Company, Representative and Investor.

10.9 Governing Law; Submission to Jurisdiction. This Agreement and any claim, controversy or dispute arising under or related in any way to this Agreement, the relationship of the parties, the transactions leading to this Agreement or contemplated hereby, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties hereunder or related in any way to the foregoing, shall be governed by and construed in accordance with the internal, substantive laws of the State of New York applicable to agreements entered into and to be performed solely within such state without giving effect to the principles of conflict of laws thereof that would require the application of the laws of another jurisdiction. ANY LEGAL ACTION, SUIT OR PROCEEDING ARISING UNDER OR RELATED IN ANY WAY TO THIS AGREEMENT, THE RELATIONSHIP OF THE PARTIES, THE TRANSACTIONS LEADING TO THIS AGREEMENT OR CONTEMPLATED HEREBY, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES HEREUNDER OR RELATED IN ANY WAY TO THE FOREGOING MAY ONLY BE INSTITUTED IN THE U.S. DISTRICT COURT FOR THE SOUTHERN

DISTRICT OF NEW YORK LOCATED IN THE BOROUGH OF MANHATTAN OR THE SUPREME COURT OF THE STATE OF NEW YORK LOCATED IN THE CITY AND COUNTY OF NEW YORK, AND EACH PARTY WAIVES ANY OBJECTION WHICH SUCH PARTY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH ACTION, SUIT OR PROCEEDING, AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUCH ACTION, SUIT OR PROCEEDING. EACH OF THE PARTIES WAIVES ANY BOND, SURETY, OR OTHER SECURITY THAT MIGHT BE REQUIRED OF ANY OTHER PARTY WITH RESPECT THERETO. ANY PARTY MAY MAKE SERVICE ON ANY OTHER PARTY BY SENDING OR DELIVERING A COPY OF THE PROCESS TO SUCH PARTY TO BE SERVED AT THE ADDRESS AND IN THE MANNER PROVIDED FOR THE GIVING OF NOTICES IN SECTION 10.4 ABOVE. NOTHING IN THIS SECTION 10.9, HOWEVER, SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR IN EQUITY. EACH PARTY AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING SO BROUGHT SHALL BE CONCLUSIVE AND MAY BE ENFORCED BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW OR IN EQUITY.

10.10 Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE) INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE CONTEMPLATED TRANSACTIONS, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 10.10 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.10 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

10.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision will be interpreted to be only so broad as is enforceable.

10.12 Counterparts. This Agreement may be executed in two or more counterparts (including by means of telecopied, facsimile or .pdf signature pages), each of which will be deemed an original but all of which will constitute but one instrument.

10.13 Specific Performance. The Company and Investor acknowledge and agree that (a) irreparable damage would occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, and (b) remedies at Law would not be adequate to compensate the non-breaching party. Accordingly, the Company and Investor agree that each of them shall have the right, in addition to any other rights and remedies existing in its favor, to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce its rights and obligations hereunder not only by a Proceeding or Proceedings for damages but also by a Proceeding or Proceedings for specific performance, injunctive or other equitable relief. Each of the Company and Investor hereby waives any defense that a remedy at Law is adequate and any requirement to post bond or other security in connection with actions instituted for injunctive relief, specific performance or other equitable remedies.

10.14 Disclosure. Unless otherwise required by applicable Law, the Company will not, without Investor's prior written consent, disclose to any Person the identity of Investor or its Representatives, other than to the Company's Representatives, in each case in connection with the Contemplated Transactions.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

PRECISE ANALYTICAL, LLC

By:__________________________________
Name: David Lowenberg
Title: Chairman

ASSURED PHARMACY, INC.

By:__________________________________
Name: Robert DelVecchio
Title: Chief Executive Officer

Exhibit A

Plan

Exhibit B

Form of Escrow Agreement

Exhibit C

Form of Employment Agreement

Exhibit D

Form of Executive Unit Grant Agreement